PART II AND PART III - PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 21, 2017 - AMENDMENT #3

DUBUC MOTORS INC.

U.S.A. 1370 Willow Road, Menlo Park, CA 94025	Canada 3000 Watt # 12, Quebec, Quebec, G1X 3Y8
514-264-1359 www.dubucmotors.com

up to
2,500,000
CLASS B COMMON SHARES

	Price to Public(1)	Underwriting discount and commissions(2)	Proceeds to issuer(3)	Proceeds to other persons
Per share	$8.00	N/A	$8.00	N/A
Total Minimum	$200.00	N/A	$200.00	N/A
Total Maximum	$20 million	N/A	$20 million	N/A

Notes:

  The shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. See "Terms of the Offering."
  The shares will be offered on a "best-efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this Offering Circular, no selling agreements had been entered into by us with any broker-dealer firms. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of shares made by them and compensation may be paid to consultants and finders in connection with the offering of shares. We may also pay incentive compensation to registered broker-dealers in the form of common share or warrants in us. We will indemnify participating broker-dealers and possibly other parties with respect to disclosures made in the Offering Circular. We may enter into posting agreements with crowdfunding websites, and administrative and escrow agreements with FINRA member broker-dealer or other firms in connection with the offering, for which we may pay fees and issue warrants as compensation.
  The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, referral fees, selling and other costs incurred in the offering of the shares. Our offering costs will vary depending on the number of shares sold. We estimate are offering costs will be $610,000 if 25% of the shares are sold, $1,060,000 if 50% of the shares are sold, $1,510,000 if 75% of the shares are sold, and $1,960,000 if 100% of the shares are sold. See "Use of Proceeds" and "Plan of Distribution."

Sales of these securities will commence as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission.

This offer will terminate on the earlier of: (1) the sale of the maximum number of Class B Common Shares offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our Board of Directors. Since there is no minimum amount of securities that must be purchased, all investor funds will be available to us on commencement of this Offering on one or more closings,

i

which may take place at the discretion, and no investor funds will be returned if an insufficient amount of shares are sold to cover the expenses of this offering and provide net proceeds to us.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See "Risk Factors" on page 2.

The company is following the "Offering Circular" format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY'S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Table of Contents

FORWARD LOOKING STATEMENTS	viii
SUMMARY	1
RISK FACTORS	2
Risks Relating to Business and Industry	2
Risks Related to Our Common Shares	6
Risks Related to the Offering	7
DILUTION	8
Immediate Dilution	8
Future Dilution	9
PLAN OF DISTRIBUTION	10
General Plan of Distribution	10
Determination of Offering Price	10
Sales	10
Subscription	11
Investor Suitability Standards	11
Sales to Affiliates	11
No Selling Security Holders	12
The Posting Agreement	12
Marketing Agreement	12
Transfer Agent and Registrar	12
Discretion to Terminate Offering	12
USE OF PROCEEDS TO COMPANY	13
Use of Proceeds	13
No Payments to Officers and Directors	14
Interim Investments	15
Alternative Use of Proceeds	15
DESCRIPTION OF BUSINESS	15
Overview	15
Our Industry	16
Products and Services	16

Our Vehicles	16
Chassis and Body Design	17
Technology	17
Engine and Powertrain	17
Engineering and Development, to Date	18
Prototype Build and Design Validation	18
Manufacturing	18
Marketing and Vehicle Sales	18
Marketing	18
Vehicle Sales	19
Vehicle Reservations	19
Competition	19
Raw Materials and Suppliers	20
Research and Development	20
Employees	20
Governmental Programs, Incentives, and Regulations	21
Automotive Emissions	21
Automotive Fuel Economy and Greenhouse Gas Emissions	22
Vehicle Safety	22
Motor Vehicle Manufacturer and Dealer Regulation	23
Federal and State Incentive Programs	23
Intellectual Property	23
Segment Information	24
Legal Proceedings	24
DESCRIPTION OF PROPERTY	24
MANAGEMENT's DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24
Introduction	24
Overview	24
Results of Operations	25
Liquidity and Capital Resources	25
Plan of Operation	25
Trends in Cash Flow, Capital Expenditures and Operating Expenses	27

Related Party Transactions	28
Equity	28
Promissory Note	28
Going Concern	28
Off Balance Sheet Arrangements	28
Critical Accounting Policies and Estimates	28
General	28
Cash and cash equivalents	28
Income taxes	29
Licenses and patents	29
Impairment of long-lived assets	29
Stock based compensation	29
Financial Instruments	29
Net loss per share	30
Recently issued accounting pronouncements	30
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	31
Summary of Executive Officers and Directors	31
Business Experience	31
Board of Directors	32
Significant Employees	32
Term of Office	32
Family Relationships	32
Involvement in Certain Legal Proceedings	32
Committees of the Board.	32
Audit Committee	32
Nomination Committee	33
Code of Ethics	33
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	34
Executive Compensation	34
Management Agreements	34
Chief Executive Officer	34
Chief Operating Officer	35

v

Stock Incentive Plan	36
Director Compensation	36
Limitation of Liability and Indemnification of Officers and Directors	36
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	37
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	37
Share and Stock Option Issuances	38
Management and Indemnity Agreements	38
Licensing and Commercialization Agreement	38
SECURITIES BEING OFFERED	39
General	39
Class A Common Shares	39
Dividend Rights	39
Voting Rights	39
Liquidation Rights	40
Conversion	40
Rights and Preferences	40
Right of Redemption	40
Class B Common Shares	40
Dividend Rights	40
Voting Rights	40
Liquidation Rights	40
Conversion	40
Rights and Preferences	40
Right of Redemption	41
Preferred Shares	41
Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws	41
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law	41
Stockholder Meetings	41
Requirements for Advance Notification of Stockholder Nominations and Proposals	41
Removal of Directors	42
Removal of Directors	42
Stockholders Not Entitled to Cumulative Voting	42
Delaware Anti-Takeover Statute	42

Amendment of Charter Provisions	42
Exclusive Jurisdiction	42
Dividend Policy	43
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	43
U.S. Holders	43
Distributions in General	44
Sale or Other Disposition	44
Medicare Contribution Tax	44
Information Reporting and Backup Withholding	45
Non-U.S. Holders	45
Distributions on the Common Stock	45
Sale or Other Disposition	46
Sale or Other Disposition	46
Information Reporting and Backup Withholding	47
FATCA	47
FINANCIAL STATEMENTS	48
PART III	62
INDEX TO EXHIBITS	62
SIGNATURES	63

FORWARD LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that involve risk and uncertainties. These statements relate to financial conditions and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of the company. In some cases, these statements can be identified with forward looking words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "project," "plan," "will," "would". Investors should be aware that all forward-looking statements could differ materially from those anticipated in these forward-looking statements based on many factors. The company believes these factors include, but are not limited to, the "Risk Factors" found on page 2 of this Offering Circular. These factors should not be construed as exclusive and should be read in conjunction with other cautionary statements in this Offering Circular.

SUMMARY

The Company:	Dubuc Motors Inc. (the "company") is a Delaware corporation formed on January 13, 2016.
Business of the Company:

The company was formed to design, develop, manufacture and sell high-performance fully electric vehicles on a universal platform, chassis and various body designs developed by Dubuc Super Light Car Inc., a Quebec incorporated company. The company operates under exclusive licensing and commercialization agreement with Dubuc Super Light Car Inc.

The Offering:

Dubuc Motors Inc. is offering up to 2,500,000 of its Class B Common Shares for $8 per share. The total number of authorized shares is 95,000,000 shares, of which 30,000,000 are Class A Common Shares, 64,000,000 are Class B Common Shares (together the "Common Shares"), and 1,000,000 are Preferred Shares. As of February 21, 2017, four beneficial owners held 26,445,000 Class A Common Shares and twenty-nine beneficial owners held 3,625,000 outstanding Class B Common Shares.  No Preferred Shares are issued and outstanding.

The net proceeds of this offering to the issuer, assuming the maximum amount of securities offered are sold, will be approximately $20 million. As discussed in "Plan of Distribution."

We intend to use these proceeds to execute our business plan.  See "Use of Proceeds" herein for additional information.

The minimum investment amount is $200.

Summary Risk Factors:

The company and its business are subject to a number of risks, which are detailed more fully in "Risk Factors." Risks include the following:

  our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment;
  we expect significant increases in our costs and expenses to result in continuing losses which will increase our need for outside capital which may not be available;
  our future growth is dependent upon consumers' willingness to adopt electric vehicles;
  our production model for our electric vehicle is unproven and still evolving;
  we may experience significant delays in the design, manufacture, launch and financing of its electric car prototype called the "Tomahawk", including in the build out of our planned manufacturing facility; and
  experience immediate and substantial dilution.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to Business and Industry

We have a limited operating history and have yet to earn a profit or operating revenue, which makes it difficult to accurately evaluate our business prospects.  We have limited assets, limited operating history, and no operating revenue to date.  We are still working on finalizing our production vehicle and it will be some time before we are in a position to begin producing or delivering our first vehicle. We have limited experience designing, testing, manufacturing, upgrading, adapting and selling our electric vehicles as well as limited experience allocating our available resources among the design and production of the Tomahawk and the variants thereof. Thus, our proposed business is subject to all the risks inherent in new business ventures. The likelihood of success must be considered in light of the expenses, complications, and delays frequently encountered with the start-up of new businesses and competitive environment in which start-up companies operate.

We expect significant increases in our costs and expenses to result in continuing losses for at least the foreseeable future. If we are unable to obtain adequate financing, we will not be able to continue our operations. The design, testing, manufacture, sale and servicing of electric vehicles is a capital-intensive business. As we activate our business we expect significant increase in our costs and expenses which will result in continuing losses for at least the foreseeable future. If we are successful in raising the maximum $20 million from this offering, we estimate that we will be able to reach the vehicle production stage. If we raise less than the maximum amount from this offering, we will need to raise additional funds through the issuance of equity, equity-related, or debt securities or through obtaining credit from government or financial institutions. This capital will be necessary to fund ongoing operations, continue research, development and design efforts, improve infrastructure, and make the investments in tooling and manufacturing equipment required to launch the company.

We estimate we may need an additional $1 million to cover our production activity the year following this offering even if successful.

Among the possible sources of funding, in ddition to undertaking another offering, is seeking a loan through the Advanced Technology Vehicles anufacturing Program ("ATVM"). We have not applied for a loan through this program and may not achieve he technical criteria for such a loan.

If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected. We would be forced to delay, reduce, or eliminate our production activities or commercialization efforts. We cannot assure anyone that we will be able to raise additional funds when needed.

We may experience significant delays or other complications in the design, manufacture, launch and production ramp of Tomahawk and future vehicle models, which could harm our brand, business, prospects, financial condition and operating results. We may experience significant delays or other complications in bringing to market and ramping production of new vehicles, such as the Tomahawk. Any significant delays or other complication in the development, manufacture, launch and production ramp of the Tomahawk or future vehicles, including complications associated with launching production, supply chain or regulatory approvals, could materially damage our brand, business, prospects, financial condition and operating results.

We face significant barriers in our attempt to produce the Tomahawk, and if we cannot successfully overcome those barriers the business will be negatively impacted. We face significant barriers as we attempt to produce our first production vehicle. We currently have a drivable early prototype of the Tomahawk, but do not have a full production vehicle, a final design, a built-out manufacturing facility, or specified manufacturing processes.

The automobile industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements and establishing a brand name and image and the need to establish service locations. We must successfully overcome these barriers to be successful.

We face several regulatory hurdles; if we cannot successfully overcome those hurdles the business will be negatively impacted.  As described in the "Description of Business" section of this offering circular, we will need to comply with many governmental standards and regulations relating to vehicle safety, emissions control, noise control, and vehicle recycling, among others. In addition, manufacturing facilities such as ours will be subject to stringent standards regulating air emissions, water discharges, and the handling and disposal of hazardous substances. Compliance with all of these requirements may delay our production launch, thereby adversely affecting our business and financial condition.

Our long-term success will be dependent upon our ability to achieve market acceptance of our vehicles, including Tomahawk, and any subsequent new vehicle models.  There is no guarantee that the Tomahawk or any of our future vehicles will be successfully accepted by the general public. Although we have seen demand for Tomahawk through our reservation system there is no guarantee that future demand for the Tomahawk will meet our expectations. It is too early to know what our reservation conversion rate will actually be for the Tomahawk as we are sometime aware from being able to commence production and deliveries of this proposed vehicle. To the extent that we are not able to build the Tomahawk in accordance with consumer expectations, customers may cancel their reservations and our future sales could be harmed.

Our production will be dependent on our suppliers, the majority of which are single source suppliers, and the inability of these suppliers to deliver, or their refusal to deliver, necessary components of our vehicles in a timely manner at prices, quality levels, and volumes acceptable to us would have a material adverse effect on our financial condition and operating results.  The prototype of the Tomahawk contains numerous purchased parts which we source globally from hundreds of direct suppliers, the majority of whom are currently single source suppliers despite efforts to qualify and obtain components from multiple sources whenever possible. Furthermore, we do not maintain long-term agreements with any suppliers at this time.

While we may be able to establish alternate supply relationships or engineer replacement components for our single source components, we may be unable to do so in the short term, or at all, at prices or costs that are favorable to us. In particular, while we believe that we will be able to secure alternate sources of supply for our single sourced components in a relatively short time frame, qualifying alternate suppliers or developing our own replacements for certain highly customized components of our vehicles may be time consuming, costly and may force us to make additional modifications to a vehicle's design.

This limited supply chain exposes us to multiple potential sources of delivery failure or component shortages for the production of our proposed vehicles. We may experience delays due to supply chain disruptions with respect to Tomahawk and any other future vehicle we may produce.

Our future sales and growth is dependent upon consumers' willingness to adopt electric vehicles. Our future sales and growth is highly dependent upon the adoption by consumers of alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, and subject to numerous external factors, such as:

  perceptions about electric vehicle quality, safety, performance, cost, and the convenience of charging;
  perceptions about the limited range over which electric vehicles may be driven on a single battery charge;
  the availability of other types of alternative fuel vehicles, including hybrid vehicles, improvements in the fuel economy of the internal combustion engine;
  volatility in the cost of oil and gasoline;
  government regulations and economic incentives; and
  access to charging facilities.

The automotive market is highly competitive, and we may not be successful in competing in this industry. We currently face competition from new and established U.S. and international competitors and expect to face competition from others in the future. The worldwide automotive market, particularly for alternative fuel vehicles, is highly competitive today and we expect it will become even more so in the future. Many established and new automobile manufacturers have entered or have announced plans to enter the alternative fuel vehicle market. For example, Tesla, BMW, Daimler, Nissan and many other large companies have announced or are also reported to be developing electric vehicles. In addition, several manufacturers, including General Motors, Toyota, Ford and Honda, are selling hybrid vehicles.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases and broader customer and industry relationships than we do and almost all of these companies have longer operating histories and greater name recognition than we do.

Increased competition could result in lower vehicle unit sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

Furthermore, certain large electric vehicle manufacturers offer financing and leasing options on their vehicles and also have the ability to market vehicles at a substantial discount, provided that the vehicles are financed through their affiliated financing company.  The company, due to its size, believes it will not be able to offer similar financing and leasing options.

Demand in the automobile industry is volatile, which may lead to lower vehicle unit sales and adversely affect our operating results. Volatility of demand in the automobile industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we currently compete and plan to compete in the future have been subject to considerable volatility in demand in recent periods. As a low volume vehicle producer, we have less financial resources than more established automobile manufacturers to withstand changes in the market and disruptions in demand. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results. These effects may have a more pronounced impact on our business given our relatively smaller scale and financial resources as compared to many incumbent automobile manufacturers.

If we are unable to establish and maintain confidence in our long-term business prospects among consumers, analysts and within our industry, then our financial condition, operating results, business prospects and stock price may suffer materially. Consumers may be less likely to purchase our vehicles now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts and other parties in our liquidity and long-term business prospects. Maintaining such confidence may be particularly complicated by certain factors, such as our limited operating history, unfamiliarity with our products, competition and uncertainty regarding the future of electric vehicles. Many of these factors are largely outside our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional funds if needed.

The unavailability, reduction or elimination of government and economic incentives in the U.S. and abroad supporting the development and adoption of electric vehicles could have some impact on demand for our vehicles. Electric vehicles such as ours benefit from certain government and economic incentives supporting the development and adoption of electric vehicles. In the United States and abroad, such incentives include, among other things, tax credits or rebates that encourage the purchase of electric vehicles. In Norway, for example, the purchase of electric vehicles is not currently subject to import taxes, taxes on non-recurring vehicle fees, the 25% value added tax or the purchase taxes that apply to the purchase of gas-powered vehicles. Notably, the quantum of incentive programs promoting electric vehicles is a tiny fraction of the amount of incentives that are provided to gas-powered vehicles through the oil and gas industries, notwithstanding that the former promotes social good while the latter contributes to significant social harm.  Nevertheless, even the limited benefits from such programs could be reduced, eliminated or exhausted.  For example, on January 1, 2016, a previously available incentive in Denmark that favored the purchase of electric vehicles expired and was replaced with a newly phased-in incentive that is less generous than the incentive that it replaced. There is pressure from the oil and gas lobby or related special interests to bring about such developments. Although we believe this will have little to no impact on demand for our vehicles as we are a niche player, there may be a negative impact on demand for our future vehicles by certain purchasers.

We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our proposed manufacturing facilities. As an automobile manufacturer, we are subject to complex environmental, health and safety laws and regulations at numerous levels, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials, both in the United States and abroad. The costs of compliance, including remediating contamination if any is found on our properties, and of any changes to our operations mandated by new laws or amendments to existing laws may be significant. We may also face unexpected delays in obtaining the necessary permits and approvals required by such laws in connection with our manufacturing facilities, which would hinder our operation of these facilities. Such costs and delays may adversely impact our business prospects and operating results. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of our operations.

We are subject to substantial regulation, which is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and operating results. Motor vehicles are subject to substantial regulation under international, federal, state, and local laws. We incur significant costs in complying with these regulations, and may be required to incur additional costs to comply with any changes to such regulations. Also, we are subject to laws and regulations applicable to the import, sale and service of automobiles internationally. For example, we are required to meet vehicle-specific safety standards that are often materially different from U.S. requirements, thus resulting in additional investment into the vehicles and systems to ensure regulatory compliance. These processes necessitate that foreign regulatory official's review and certify our vehicles prior to market entry. In addition, we must comply with regulations applicable to vehicles after they enter the market, including foreign reporting requirements and recall management systems.

Our insurance strategy may not be adequate to protect us from all business risks. We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. While we currently maintain general liability, automobile, property, workers' compensation, and directors' and officers' insurance policies, as a general matter, we do not maintain as much insurance coverage as many other companies do, and in some cases, we do not maintain any at all. Additionally, the policies that we do have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs. Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. In addition, if we are determined to have infringed upon a third party's intellectual property rights, we may be required to do one or more of the following:

  cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property;
  pay substantial damages;
  seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;
  redesign our vehicles or other goods or services; or
  establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy.  Our success is substantially dependent on the performance of our executive officers and key employees.  The loss of any of our officers or directors would have a material adverse impact on us.  We will generally be dependent upon Mario Dubuc and Mihalis Kakogiannakis for the direction, management and daily supervision of our operations.

We have no independent directors. Currently, the members of our board of directors are Mario Dubuc and Mihalis Kakogiannakis. None of our directors is considered an "independent director," as defined under Financial Industry Regulatory Authority, Inc. ("FINRA") listing standards and Nasdaq Marketplace Rules.  Currently we do not have any committees of the board of directors.  We plan to form audit and compensation committees in the future, but need to add one or two independent directors with financial acumen before we can form those committees.

Risks Related to Our Common Shares

Investors in this offering will experience immediate and substantial dilution. Investors in this offering will suffer immediate and substantial dilution of $7.44921 per share or approximately 93.12% of the offering price of the Class B Common Shares if the maximum offering is sold or $7.86026 per share or approximately 98.25% of the offering price if only 25% of the offering is sold. Further, if all of the shares offered hereby are sold, investors in this offering will own less than 10% of the then outstanding common stock, but will have paid approximately 90% of the total consideration for our outstanding Common Shares. See "Dilution."

If we issue additional Common Shares, shareholders may experience further dilution in their ownership of us.  We are authorized to issue up to 94,000,000 Common Shares with a par value $0.000001 per share of which 30,000,000 are Class A Common Shares and 64,000,000 are Class B Common Shares. We have the right to raise additional capital or incur borrowings from third parties to finance our business.  Our board of directors has the authority, without the consent of any of our stockholders, to cause us to issue more Common Shares.  Consequently, shareholders may experience more dilution in their ownership of us in the future.  Our board of directors and majority shareholders has the power to amend our certificate of incorporation in order to effect forward and reverse stock splits, recapitalizations, and the company.  The issuance of additional Common Shares or net profits interests by us would dilute shareholders' ownership in us.

We cannot assure that we will ever pay dividends.  We do not currently anticipate declaring and paying dividends to our shareholders in the near future.  It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our capital base and marketing.  Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock.  We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

We are controlled by our principal shareholders, Mario Dubuc and Mihalis Kakogiannakis, whose interests may differ from those of the other shareholders.  Messrs. Mario Dubuc and Mihalis Kakogiannakis, current officers, directors, founders, and principal shareholders of the company, currently own a total of 25,845,000 Class A Common Shares or 85.95% of the total issued and outstanding capital stock of the company.  The Class A Common Shares are identical to the Class B Common Shares other than having two votes per share versus one vote per share. Messrs. Dubuc and Kakogiannakis will own approximately 89.62% of the outstanding votes assuming the maximum 2,500,000 Class B Common Shares are issued pursuant to this offering.

Messrs. Dubuc and Kakogiannakis, as our majority shareholders, are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.  This concentration of ownership may not be in the best interests of all of our shareholders.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, and the provisions of Delaware law could impair a takeover attempt. Our certificate of incorporation, bylaws, and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

  limiting the liability of, and providing indemnification to, our directors and officers;
  limiting the ability of our stockholders to call and bring business before special meetings;
  controlling the procedures for the conduct and scheduling of board and stockholder meetings; and
  providing the board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their Common Shares, and could also affect the price that some investors are willing to pay for our Common Shares. This may also have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to our stockholders.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents. Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

  any derivative action or proceeding brought on behalf of Dubuc, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Dubuc to Dubuc or Dubuc's stockholders, any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or
  any action asserting a claim governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our amended and restated certificate of incorporation described in the preceding sentence. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Risks Related to the Offering

There is no minimum capitalization required in this offering.  We cannot assure that all or a significant number of Class B Common Shares will be sold in this offering.  Investors' subscription funds will be used by us as soon as they are received, and no refunds will be given if an inadequate amount of money is raised from this offering to enable us to conduct our business.  Management has no obligation to purchase Class B Common Shares.  If we raise substantially less than the entire amount that we are seeking in the offering, then we may not have sufficient capital to meet our operating requirements.  We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us.  Under such circumstances, investors in our Class B Common Shares could lose their investment in us.  Furthermore, investors who subscribe for shares in the earlier stages of the offering will assume a greater risk than investors who subscribe for shares later in the offering as subscriptions approach the maximum amount.

We determined the price of the shares arbitrarily.  The offering price of the Class B Common Share has been determined by management, and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value.  We cannot assure that price of the shares is the fair market value of the shares or that investors will earn any profit on them.

We cannot assure that a public trading market for our Common Shares will ever be established.  At present, there is no active trading market for our securities, and we cannot assure that a trading market will develop.  Our Common Shares have no trading symbol.  In order to obtain a trading symbol and authorization to have our Common Shares trade publicly, we must file an application on Form 211 with, and receive the approval by, the FINRA, of which there is no assurance, before active trading of the Common Share could commence.  If our Common Share ever publicly trade, they may be relegated to the OTC Pink Sheets.  The OTC Pink Sheets provides significantly less liquidity than the OTC-QB and OTC-QX Markets, or the NASDAQ automated quotation system, or NASDAQ Stock Market.  Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of Common Shares may be unable to resell their securities at or near their original price or at any price. We have not made any application and do not intend at to apply to list our securities for trading on the on one of the OTC markets or a regulated market at this time.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their "sweat equity" into the company. When the company seeks cash investments from outside investors, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means the cash value of the new investors' stake is diluted because all the shares are worth the same amount, and new investors paid more than earlier investors for their shares.

If you invest in our Class B Common Shares in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share and the pro forma net tangible book value per share of our common stock. Our historical net tangible book value as of June 30, 2016, was approximately ($100,650), or approximately ($0.003) per share. Historical net tangible book value per share is determined by dividing the actual number of outstanding Common Shares by our net tangible book value. Dilution in historical net tangible book value per share represents the difference between the amount per share paid by purchasers of Class N Common Shares in this offering and the pro forma net tangible book value per share of our common stock immediately after the closing of this offering.

After giving effect to the sale of 100% of the Class B Common Shares under this offering at an assumed offering price of $8.00, after deducting estimated offering expenses payable by us and assumed commissions, our pro forma net tangible book value as of June 30, 2016, would have been approximately $17,939,350, or $0.55079 per common share. This would represent an immediate increase in pro forma net tangible book value of $0.55779 per share to existing stockholders and an immediate dilution of $7.44921 per share to new investors purchasing Class B Common Shares in this offering at an assumed offering price of $8.00 per share.

The following table illustrates this per share dilution:

	25%(1)	50%(2)	75%(3)	100%(4)
Initial price to public:	$8.00000	$8.00000	$8.00000	$8.00000
Net tangible book value per share as of June 30, 2016:	$(0.003)	$(0.003)	$(0.003)	$(0.003)
Increase in net tangible book value per share attributable to new investors:	$0.14674	$0.28923	$0.42614	$0.55779
As adjusted net tangible book value per share after this offering:	$0.13974	$0.28223	$0.41914	$0.55079
Dilution in net tangible book value per share to new investors:	$7.86026	$7.71777	$7.58086	$7.44921

Notes:

  Offering costs are estimated at $610,000, or $0.976 per share. Pro forma net tangible book value of the Common Shares assuming 25% of the shares are sold in this offering as of June 30, 2016, minus offering costs, would have been approximately $4,289,350.
  Offering costs are estimated at $1,060,000, or $0.848 per share. Pro forma net tangible book value of the Common Shares assuming 50% of the shares are sold in this offering as of June 30, 2016, minus offering costs, would have been approximately $8,839,350.
  Offering costs are estimated at $1,510,000, or $0.805 per share. Pro forma net tangible book value of the Common Shares assuming 75% of the shares are sold in this offering as of June 30, 2016, minus offering costs, would have been approximately $13,389,350.
  Offering costs are estimated at $1,960,000, or $0.784 per share. Pro forma net tangible book value of the Common Shares assuming 100% of the shares are sold in this offering as of June 30, 2016, minus offering costs, would have been approximately $17,939,350.

The following tables summarize the differences between the existing shareholders and the new investors with respect to the number of common shares purchased, the total consideration paid, and the average price per share paid, on both a 25% and 100% sold offering basis. These two examples were included to illustrate the dilution will be significant to new investors regardless of the amount of capital we successful raise under this offering. The following tables do not take into consideration offering costs.

25% Offering:

	Shares purchased		Total Consideration		Average
					Price Per
	Number	Percent	Amount	Percent	Share
Founders:	26,445,000	86.15%	$26	0.0006%	$0.000001
Existing shareholders:	3,625,000	11.81%	$4	0.0000%	$0.000001
New investors under this offering:	625,000	2.04%	$5,000,000	99.9994%	$8.00000
Total:	30,695,000	100.0%	$5,000,030	100%

100% Offering:

	Shares purchased		Total Consideration		Average
					Price Per
	Number	Percent	Amount	Percent	Share
Founders:	26,445,000	81.19%	$26	0.0001%	$0.000001
Existing shareholders:	3,625,000	11.13%	$4	0.0000%	$0.000001
New investors under this offering:	2,500,000	7.68%	$20,000,000	99.9999%	$8.00000
Total:	32,570,000	100.0%	$20,000,030	100%

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor's stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that new investors own will go down, even though the value of the company may go up. Investors will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a "down round," meaning at a lower valuation than in earlier offerings.

Investors making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value should understand that the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

General Plan of Distribution

We are offering a maximum of 2,500,000 Class B Common Share on a "best efforts" basis.

Determination of Offering Price

The $8.00 per share offering price of our Class B Common Stock was arbitrarily chosen by management. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

Sales

The shares are being offered by us on a best-efforts basis by our officers and directors, with the assistance of independent consultants, and possibly through registered broker-dealers who are members of the FINRA and finders.  We may pay selling commissions to participating broker-dealers who are members of FINRA for shares sold by them, equal to a percentage of the purchase price of the shares.  We may pay finders' fees to persons who refer investors to us.  We may also pay consulting fees to consultants who assist us with the offering, based on invoices submitted by them for advisory services rendered.  Consulting compensation, finders' fees and brokerage commissions may be paid in cash, Common Shares and warrants.  We may also issue shares and grant stock options or warrants to purchase our Common Shares to broker-dealers for sales of shares attributable to them, and to finders and consultants, and reimburse them for due diligence and marketing costs on an accountable or non-accountable basis.  Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.

In conducting this offering, our officers and directors intend to rely on the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934, as amended.

There is no minimum amount of this offering before it becomes effective other than the minimum investment size of $200 required for each investor. The duration of the offering is until the earlier of (1) the sale of the maximum number of shares of the Class B Common Shares offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our Board of Directors. The Company will have immediate access to the proceeds of the offering as soon as the shares are issued.

Subscription

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor's annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor's most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933, as amended. After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the shares. The company may close on investments on a "rolling" basis (so not all investors will receive their shares on the same date).

Prospective investors who have submitted non-binding indications of interest on the Startengine.com website will be given the opportunity to confirm that they would like to subscribe to our offering.  Each prospective investor will receive an automated message from StartEngine indicating:

  that the offering is now open for investment;
  they may now convert their reservation into an investment;
  they may view the offering on our campaign page on Startengine.com; and
  if they are still interested in investing they need to click on the 'Invest Now' button at the top of our campaign page on Startengine.com.

The information provided is fairly basic and points back to our campaign page on StartEngine.com. The campaign page will have a link to the SEC HTML qualified version of our offering circular. The "Invest Now" button will take prospective investors to our subscription agreement for completion and submission to us for review.

Our officers and directors, with assistance from legal counsel, will review each subscription agreement prior to acceptance.

Prospective investors who have not previously submitted a non-binding indication of interest on the Startengine website may subscribe to purchase our shares through our officers and directors.

Investor Suitability Standards

Shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person's annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.  See the Purchaser Qualification Questionnaire in the Subscription Documents in Exhibit A to this Offering Circular.  In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of shares.  Investor suitability standards in certain states may be higher than those described in this Offering Circular.  These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she is purchasing the shares for his/her own account and (ii) he/she has such knowledge and experience in financial and business matters that he/she is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she and his/her purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares.  Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor's suitability for an investment in us.  Transferees of shares will be required to meet the above suitability standards.

Sales to Affiliates

Shares may be purchased by the affiliates of the company or other parties with a financial interest in the offering.

Shares may be purchased by the affiliates of the company, or by other persons who will receive fees or other compensation or gain dependent upon the success of this offering. Such purchases may be made at any time.

Investors therefore should not expect that the sale shares have been made to investors who have no financial or other interest in the offering, or who otherwise are exercising independent investment discretion.

No Selling Security Holders

There are no selling security holders. No officer, director or employee of the Company will participate in the sale of securities pursuant to this offering.

The Posting Agreement

In November 2015, management entered into a posting agreement pre-incorporation with StartEngine pursuant to which StartEngine agreed to act as our online intermediary technology platform in connection with this offering. StartEngine will receive the following compensation from the company:

  a cash payment of $50 per investor accepted by the company; and
  a warrant to purchase the Company's common stock exercisable at $8.00 per Share on a cash or cashless basis.

The number of shares that may be acquired under the warrant is to be determined by dividing the number of individual investors times by $50, by 30% of the issue price to the investors. On the six-month anniversary of the issuance date, and on each 6-month anniversary thereafter, the number of warrant shares issuable under the warrant is to increase by 25% until such date that the company undertakes an initial public offering or fundamental transaction.

The warrants have standard adjustment provisions for stock splits, stock dividends, recapitalizations and similar transactions. Either party may terminate the agreement at any time upon 15 business days prior written notice to the other party, provided, that the Company is not permitted to re-post on a website that competes with Start Engine for a period of 30 days after termination if the Company terminates this offering early without cause and Start Engine is not then in breach of this agreement.

Marketing Agreement

In February 2016, we entered into a marketing agreement with C.O. Enterprises, LLC, doing business as Agency 2.0. Under the terms of the agreement Agency 2.0 is to provide marketing and publicity services to promote our offering on Startengine.com. We have agreed to pay $100,000 to Agency 2.0 for this service and to make a minimum of $25,000 available to Agency 2.0 to cover marketing costs. To date, we have paid Agency 2.0 $30,000 and are required to pay the remaining balance of $70,000 on close of this offering.

Transfer Agent and Registrar

As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we are required to do so in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Discretion to Terminate Offering

The company may terminate the offering at any time for any reason at its sole discretion.

USE OF PROCEEDS TO COMPANY

The net proceeds of this offering to the issuer, assuming the maximum amount of securities offered are sold, will be approximately $20 million. The company has assumed if the maximum amounts of securities are sold it will pay $1,860,000 in offering expenses in the discussion below. A significant portion of non-transactional expenses of this offering (e.g., accounting fees, legal fees, payment for printing or video production, marketing, consulting and advertising fees) will be funded from previous capitalization raised at formation. Transactional costs related to the number of transactions processed or amount of money raised will be funded from proceeds of the offering.

Use of Proceeds

The net proceeds of this offering will be used primarily to fund the effort for the next stage of our development plan, which is to build the Tomahawk production test vehicle and obtained government certification. The Tomahawk test vehicles will be used in rigorous experiments for safety and performance, among other things. This stage is anticipated to take six to twelve months.

The estimated use of the net proceeds of this offering is as follows:

USE OF PROCEEDS	25% of Offering Raised	50% of Offering Raised	75% of Offering Raised	100% of Offering Raised
Offering Expenses
Marketing and Other Expenses(1)	$200,000	$300,000	$400,000	$500,000
Commissions related to offering(2)	$350,000	$700,000	$1,050,000	$1,400,000
Legal and Accounting	$60,000	$60,000	$60,000	$60,000
Building
Purchase Property(3)	$0	$0	$3,000,000	$4,800,000
Property Improvement(4)	$0	$0	$750,000	$750,000
Demo (Pro-Type Vehicle Building and Testing)(5)
Warehouse Lease	$60,000	$100,000	$0	$0
Equipment(5)(6)	$2,000,000	$2,550,000	$2,550,000	$2,550,000
Demo Production Employees and Consultants	$500,000	$500,000	$500,000	$500,000
Manual Production Line Set-Up
Equipment(5)(7)	$0	$2,670,000	$2,670,000	$2,670,000
Machine Shop(8)	$0	$560,000	$560,000	$560,000
Manual Production Line Employees and Consultants	$250,000	$500,000	$750,000	$1,000,000
Parts and Supplies(5)	$300,000	$600,000	$900,000	$1,200,000

USE OF PROCEEDS	25% of Offering Raised	50% of Offering Raised	75% of Offering Raised	100% of Offering Raised
Research and Development
Engineering and Design R&D	$0	$0	$0	$500,000
R&D Employees and Consultants	$0	$0	$0	$600,000
General
Government Permits(5)	$200,000	$200,000	$200,000	$200,000
Sales and Marketing(9)	$100,000	$250,000	$500,000	$750,000
Office Employees and Other Consultants(5)(10)	$480,000	$600,000	$650,000	$710,000
Legal and Accounting	$0	$10,000	$40,000	$40,000
Office Leases	$0	$60,000	$60,000	$60,000
Working Capital	$390,000	$230,000	$250,000	$540,000
Contingency Capital(5)	$110,000	$110,000	$110,000	$610,000

Notes:

  Marketing and other expenses include: (a) blue sky compliance and filing fee, (b) fee of $100,000 to C.O. Enterprises, LLC (dba Agency 2.0) for marketing services, (c) fees of $3,500 to The Silver Telegram for advertising services, and (d) costs of posting offering information on StartEngine.com. Assuming, all prospective investors use Startengine.com, and an average investment of $10,000 per investor we estimate our cash fees to StartEngine.com will be $25,000 if 25% of the shares are sold, 50,000 if 50% of the shares are sold, $75,000 if 75% of the shares are sold, and $100,000 if 100% of the shares are sold.
  For the purpose of this table we have estimated a maximum commission of 7%. This rate may not accurately reflect the maximum commission we will pay in conjunction with this offering as we have not entered into any agency agreements to sell our securities at this time.
  If we raise the maximum offering, we are considering purchasing a building which would hold the manufacturing and production facility of company.
  Property improvements consist of: (a) office demolition, (b) sub-dividing the space, (c) upgrading the electricity, (d) improving ventilation, (e) among other improvements. The actual improvements required will depend on the building acquired.
  We estimate the cost of obtaining vehicle safety certification from the U.S. government will be approximately $2 million. Government certification of our vehicle manufacturing facilities we estimate it will cost an additional $3 million. See "Governmental Programs, Incentives, and Regulations".
  We expect to purchase tooling and molds required in the pre-production demo stage.
  Equipment we expect we will need in the manual production line set-up includes: racking, a crane, lift, jig, painting station, automobile computer equipment and software, various automation machinery and other equipment.
  Equipment we expect we will need to set-up our machine shop includes: (a) a scanner, (b) 3D printer, (c) CNC 4 axes, (d) Tour 4 axes, and (e) among other equipment.
  These funds will be used for sales and marketing services from outside professional firms, independent consultants and our employees, to market and promote the company's vehicles. Our chief operating officer will lead this campaign and may be paid compensation for his service, expertise and leadership of it.
  A portion of office employees and other consultants reserve will be used for officers' salaries.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

No Payments to Officers and Directors

Except as disclosed in the table above, Dubuc Motors Inc. will not use the offering proceeds to make payments to its current officers or directors. Current officer and director compensation will be deferred and will accrue until the company achieves revenue. The company expects to compensate additional hires commensurate with experience and market rates.

Interim Investments

Company funds not needed on an immediate basis to fund our operations may be invested in government securities, money market accounts, deposits or certificates of deposit in commercial banks or savings and loan associations, bank repurchase agreements, funds backed by government securities, short-term commercial paper, or in other similar interim investments.

Alternative Use of Proceeds

We may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

We cannot assure that the capital budget will be sufficient to satisfy our operational needs, or that we will have sufficient capital to fund our business. See "Description of Business" and "Risk Factors".

DESCRIPTION OF BUSINESS

This discussion should be read in conjunction with the other sections of this offering circular, including "Risk Factors," "Use of Proceeds" and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this offering circular, see "Forward Looking Statements.

Overview

Dubuc Motors Inc. is a Delaware corporation incorporated on January 13, 2016. The company was formed to design, develop, manufacture and sell high-performance fully electric vehicles on a universal platform, chassis and body design developed by Dubuc Super Light Car Inc., a Quebec incorporated company. The company operates under exclusive licensing and commercialization agreement with Dubuc Super Light Car Inc.  See "Interest of Management and Others in Certain Transactions - Licensing and Commercialization Agreement", for more information about this agreement.

Dubuc Superlight Car Inc., has introduced and tested a series of prototypes to its all-electric two seater Tomahawk sports car, each iteration resulting in technological innovations and design improvements over earlier prototypes. The company intends to take the existing Tomahawk vehicle further with a number of additional enhancements before advancing it to commercial production in the fourth quarter of 2017.

The Dubuc team has spent over 12 years in the research and development of high performance electric vehicles. These efforts have resulted in engineered innovative changes in the Tomahawk chassis, drive, and power train.  We believe these innovative changes make the Tomahawk a high performance electric vehicle complete and ready for the electric vehicle revolution of the high-performance vehicle industry.

Our Industry

We believe the all-electric 2+2 AWD Tomahawk will compete in the high-performance sports vehicle market against premium vehicles such as the Corvette Zora, Ferrari 488GTB, Ford GT, Lexus SC, McLaren P14 and Maserati Alfieri, which range in price from $80,000 to $300,000. We are not aware of any commercial all electric high performance vehicles.

Consumers may consistently rank fuel economy near the top of their wish lists when seeking out a new vehicle, but buyers clearly prioritize performance, too.

According to Bloomberg New Energy Finance in 2016, sales of electric vehicles are expected to grow to 41 million by 2040, representing approximately 35% of new vehicle sales. Bloomberg in a separate report in 2015 estimated the premium car market had surged 154% as the growing ranks of wealthy consumers want more opulent toys.

It is this niche area between electric vehicles and high performance vehicles we intend to operate.

Products and Services

Our Vehicles

Over the next eighteen months we intend to complete the design, the proto-type manufacturing, and testing of the Tomahawk all-electric 2+2 all-wheel drive sports car. A 2+2 is a two seater sports car with two compact rear seats.  We will be drawing on the past experience of Dubuc Superlight Car Inc., and the design and engineering professionals our CEO and COO have previously worked with in developing the original Tomahawk prototype vehicles. We estimate that the development costs of the new Tomahawk sports car model will range from $1.0 to $4.0 million. Assuming we are successful in raising the capital we need, we intend to unveil the new Tomahawk in the fourth quarter of 2017 and start production and deliveries in 2018.

We are beyond concept drawings for this vehicle. What we are planning to do represents the next step in the evolution of the existing Tomahawk vehicles. As such, the new Tomahawk will have the following features:

High Performance Power	Intelligent Safety Features	Smart Connectivity Built-In	Built Around Luxury
  370-mile (EPA) range;(1)
  0-60 in 3 seconds;
  160 Mph maximum speed;
  Electric all-wheel drive;
  Twin front and rear motors;
  Single speed transmission;
  3-Phase power;
  Liquid cooled;
  Simple dual ECM;
  R-gate dive technology;
  Four-quadrant operation;
  Low-cogging torque for better NVH;
  3-Phase EMI Filter;
	Traction - Stability controls; Advance collision warning; Industry first tube & monocoque chassis; Premium components.	WiFi hotspot built-in; Live 360 camera; Hands-free voice activated commands; Onboard computer; Navigation; Over air software updates; In-car diagnostic (trouble-shooting)	Central touch screen console; Carbon fiber interior; Scissor doors; Panoramic view roof; Low electromagnetic audible noise; All-wheel drive

Note:

  We are currently using lithium batteries in our prototype vehicles. These batteries are not unique to our vehicle other than we plan on using a 100kWh battery pack versus a 60kWH battery which is common in most mass marketed vehicles. A 100kWh battery pack uses the same cells as in previous packs but the pack is reorganized to fit more cells. Determining the estimated range is a matter of the size of the battery divided by the range per kWh. Generally, electric cars can drive 3-4 miles on a single kWh. As battery size increases they become heavier which reduces the range per kWh. The battery pack manufacturers Samsung SDI an LG Chem estimate their respective 100kWH battery actually has a range of 400 miles per charge. We have not tested our vehicles for range. The range provided is an estimate only.

Chassis and Body Design

A vehicle frame, also known as its chassis, is the main supporting structure of a motor vehicle to which all other components are attached. Nearly all passenger cars today are uni-body construction, meaning their chassis and bodywork has been integrated into one another. We intend to build our vehicles on a universal platform, chassis and body design developed by Dubuc Super Light Car Inc. (the "Dubuc Platform").  The Dubuc Platform has a number of unique characteristics and advantages over other chassis in the marketplace:

  Bonded Chassis Technology: We believe we have developed the first vehicle in North America formed of bonded aluminum and carbon fiber assembled without welding.
  Cab Forward Design: By positioning the entire vehicle cabin forward, the interior is "stretched" to provide more interior space.
  Aluminum Tube & Monocoque Structure: An industry-first structural blend to add stiffness and rigidity while maximizing safety and performance.
  Adjustable Air Suspension Ride Height: Creates exceptional ride quality, regardless of load, and adjusts vehicle height for appearance and obstacle clearances
  All-Aluminum Front/Rear Sport Double Wishbone Suspension: Rigid, safe and lightweight, used to give peak performance and sports car handling.
  Flat Undercarriage: Reduces downforce and turbulence while driving at high speeds.

We intend to modify and further enhance the Dubuc Platform when designing and building the 2+2 electric AWD Tomahawk vehicle.

We also intend to make some design modifications to the body of the vehicle. We believe the overall changes will enhance the vehicle and its performance.

Technology

It is our observation that consumers are placing more emphasis on automotive technology when making a vehicle purchase.  We intend to utilize third-party automotive technology along with proprietary technology in our vehicles. Although we have identified a list of current "must have" technologies, we will monitor the industry and seek feedback from potential customers about the emerging technological features customers want as we move forward with our development and manufacturing plan.

Engine and Powertrain

We utilize a dual motor power train, which uses two electric motors in our vehicles. In this power train, a unit couples the speed of two motors, and another shaft-fixed gear unit couples the torque of two motors. By means of integrated control, the electric motors, synchronizer, and the dual motor power train can operate in four modes to satisfy the demands of different running conditions, thereby improving the energy utilization efficiency. This results in improved performance, traction control, range and power in an all-wheel drive configuration.

Engineering and Development, to Date

Our founders, Mario Dubuc and Mihalis Kakogiannakis, have spent considerable time and personal capital, along with some "love money", developing the Tomahawk vehicle over the last twelve years. These efforts were first conducted as a partnership and then through Dubuc Superlight Car Inc.

Several designs and generations of prototypes were built to refine and polish the Tomahawk's engineering. The product was to be exotic looking targeting a niche clientele and practical for the everyday commute, we addressed much needed wants from consumers such as a roomier interior cabin with two (2) extra seats capable of fitting the big and tall, enough cargo space allowing for two (2) golf bags and a fully connected vehicle to name a few improvements among so many.  Range is also a concern when considering an electric vehicle and so we have addressed this problem by increasing the size of lithium battery from 60kWH which is commonly found in electric vehicles today to a 100kWH lithium battery to provide an approximate 370 mile-range. We expect the range will be able to increase for the later model as battery technology evolves. We have not tested the actual range of our vehicles which is one of the items which will be confirmed when the Tomahawk undergoes government certification.

Prototype Build and Design Validation

Until we are able to lease or purchase our own building we intend to utilize the prototype and production facilities of Dubuc Superlight Car Inc. which is located in Quebec City, Quebec. These facilities were used to create each of existing Tomahawk prototype vehicles.

At this point in time we are very familiar with the design, engineering, components, development, production and build schedule of launching a new production model electric sports car vehicle. The responsiveness of our development process is such that we are able to continue to modify and adjust each new vehicle's specifications throughout the development phase and near to the scheduled launch of the model. This not only allows us to quickly respond to technological and market changes but also reduces our overall development costs.

The main purpose for the funds raised in this offering is to advance the company's prototype build and design validation.

Manufacturing

We require further capital to be in a position to scale the manufacturing of our vehicles either through renovated leased facilities or through a building purchased or built specifically for our purposes. If such capital is available, we intend to establish a continuous flow manufacturing process that encompasses fabrication, assembly, quality management, and testing.

Assuming, we are successful in raising the full amount in this offering we expect to our production capacity to be around ten (10) to a maximum of one hundred (100) vehicles in our first year of production. We foresee a yearly production of approximately 1,500 units once fully established (sales and marketing etc.) Our production line is non-automated.

Marketing and Vehicle Sales

We believe there is significant demand in North America and Internationally for a North American engineered high performance 2+ 2 all electric automobile.  Our potential customers are men aged between 25 and 65 years of age, who are a professional or successful entrepreneur - informed, environmentally conscious clients seeking tomorrow's new trend. We initially plan on focusing our marketing and sales efforts on the U.S. market due our present limited cash resources.

Marketing

Our main marketing activities to date have been to display our vehicles at high-end car shows and setting up vehicle displays at Formula 1 race events.  We have also have received positive media attention from newspaper, magazine and online publication interested in the automobile industry. This media attention provides us with unpaid viewer impressions in these publications.

Our principal marketing goals over the next twelve months is to:

  generate demand for our vehicles and drive leads to our reservation system;
  engage the general public through attendance at high-end car shows, race events, and other public events to build brand awareness;
  engage prospective clients with increased knowledge about our vehicles technical aspects and providing an opportunity to have a first-hand experience of the latest Tomahawk vehicle;
  selectively partner with leading brands from other industries that have similar brand attributes and demographic characteristics in order to reinforce the aspirational high-performance attributes of our brand generate lead engagement with potential customers build excitement for our latest Tomahawk launch through a world premiere event; and
  enable customer input into the product development process.

We are currently working on a digital and social media marketing strategy to deliver content to our target audience, increase awareness of our brand, foster loyalty, and build a community of Tomahawk enthusiasts. We are focused on generating relevant and compelling content for our network of customers and enthusiasts in order to drive industry-leading engagement with our target consumer.

Vehicle Sales

We intend to sell our vehicles through the internet via our own sales and network channels which we are continuing to grow globally. We believe the benefits we receive from distribution ownership will enable us to improve the overall customer experience, the speed of product development and the capital efficiency of our business.

Clients and potential clients will be encouraged to visit our manufacturing facilities once established to experience a close relationship with our management and manufacturing team. No commission sales persons or high pressure sales tactics. Instead, we want the quality of our vehicle and genuine passion of our team to shine through. We envision each vehicle being either picked up in person at our manufacturing facility or personally delivered by one of our team members. We believe each purchase is the start of potential long term relationship with our company.

Vehicle Reservations

We are in the process of accepting refundable reservations deposits of $5,000 plus applicable taxes for purposes of securing a future vehicle. All such reservation funds will be held in trust. Funds are non-refundable once a customer reconfirms their commitment to purchase a vehicle. We will require full payment of the purchase price of the vehicle prior to delivery of the vehicle to the customer.

Competition

Competition in the high performance and alternative fuel vehicle automotive markets are both driven by the strength of the brand, and the appeal of the products in terms of performance, styling, novelty and innovation as well as on the manufacturers' ability to renew its product offerings regularly in order to continue to stimulate customer demand. We believe the other primary competitive factors in our markets include but are not limited to:

  technological innovation;
  product quality and safety;
  service options;
  product performance;
  design and styling;
  brand perception;
  product price; and
  manufacturing efficiency.

Many established and new automobile manufacturers have entered or have announced plans to enter the alternative fuel vehicle market. Overall, we believe these announcements and vehicle introductions promote the development of the alternative fuel vehicle market by highlighting the attractiveness of alternative fuel vehicles, particularly those fueled by electricity, relative to the internal combustion vehicle. Tesla, BMW, Daimler, Nissan, Fiat, Ford and Mitsubishi, among others, have electric vehicles available today. Moreover, Porsche, Lexus, Audi, Volkswagen and Volvo, as well as a number of prospective automobile manufacturers, are also developing electric vehicles. Electric vehicles have also already been brought to market in China and other foreign countries and we expect a number of those manufacturers to enter the United States market as well. In addition, several manufacturers, including General Motors, Toyota, Ford, and Honda, are each selling hybrid vehicles.

Most of our current and potential competitors in both the automotive markets have significantly greater resources than we do, may be able to devote greater resources to the manufacture, sale and support of their products, and have other advantages. Larger automotive groups with a product offering in the high-performance sports car market, for instance, typically have larger financial resources compared to the small high performance car producers and therefore may have more flexibility in planning for product launches and capital spending over time.

Raw Materials and Suppliers

We will need to source a variety of components (including brakes, driving-safety systems, navigation systems, mechanical, electrical and electronic, plastic components as well as castings and tires), raw materials (aluminum, and precious metals), supplies, utilities, logistics and other services from numerous suppliers.

Our management has developed close relationships with several key suppliers particularly in the procurement of cells and certain other key system parts. While we intend to obtain components from multiple sources in some cases, similar to other automobile manufacturers, many of the components used in our vehicles may be purchased by us from a single source. In addition, while several sources of the battery cell we have selected for our battery packs are available, we have currently fully qualified only one cell for the battery packs we use in our vehicles. We are working to fully qualify additional cells from other manufacturers.

The price for various raw materials we use in our business such as aluminum, steel, cobalt, nickel and copper fluctuates depending on market conditions and global demand for these materials.

We believe that we will have adequate supplies or sources of components and raw materials necessary to meet our manufacturing and supply requirements.

Research and Development

We intend to engage in research and development activities aimed at improving the design, performance, safety, efficiency and reliability of our cars.  We believe our relatively small size and focus on the high performance fully electric car market allows us to design and develop new models exceptionally quickly. The level of research and development activity we can undertake will be dependent on how much capital we are able to raise under this and other offerings undertaken by the company in the future.

Employees

Currently, the company does not have any full-time or part-time employees or contractors. The company intends to hire approximately ten engineers and designers who previously were contracted with Dubuc Superlight Car Inc. after the offering.

Governmental Programs, Incentives, and Regulations

We plan on manufacturing and initially selling in North America. Our operations are subject to a variety of environmental laws and regulations governing, among other things, our vehicles, with requirements relating to emissions, reduced fuel consumption and safety becoming increasingly strict, and manufacturing facilities, with requirements for emissions, treatment of waste, water and hazardous materials and prohibitions on soil contamination. Our vehicles and the engines that power them must also comply with extensive regional, national and local laws and regulations and industry self-regulations (including those that regulate vehicle safety, end-of-life vehicles, emissions and noise).

We believe we are substantially in compliance with the relevant regulatory requirements affecting our proposed facilities and products. We intend to constantly monitor such requirements and will adjust our operations to remain in compliance.

Automotive Emissions

Numerous laws and regulations limit automotive emissions, including vehicle exhaust emission standards, vehicle evaporative emission standards and onboard diagnostic ("OBD"), system requirements. Advanced OBD systems are used to identify and diagnose problems with emission control systems. Emission and OBD requirements become more challenging each year, requiring vehicles to continually meet lower emission standards and implement new diagnostics. We expect these requirements will continue to become even more rigorous in the future.

Under the U.S. Clean Air Act, the Environmental Protection Agency ("EPA"), and the California Air Resources Board ("CARB") (by EPA waiver), require emission compliance certification before a vehicle can be sold in the U.S. or in California (and many other states that have adopted the California emissions requirements). Both agencies impose limits on tailpipe and evaporative emissions of certain smog-forming pollutants from new motor vehicles and engines.  The Tomahawk emits zero gas emissions.

In 2014, EPA issued new tailpipe and evaporative emission standards, as well as fuel requirements, under its Tier 3 Vehicle Emission and Fuel Standards Program, or Tier 3 standards. These Tier 3 standards are generally more stringent than prior standards. The Tier 3 standards are also generally aligned with California's Low Emission Vehicle III ("LEV III"), tailpipe and evaporative standards, discussed below. These standards would further require us to conduct post-production vehicle testing to demonstrate compliance with these emissions limits for the estimated useful life of a vehicle, for up to 15 years and 150,000 miles, depending on the compliance category, and are scheduled to become effective in model year 2017 for light-duty vehicles and 2018 for heavy-duty vehicles.

In addition, EPA and CARB regulations require that a vehicle's emissions performance be monitored with OBD systems.

California sets its own emissions standards pursuant to a waiver from EPA under the Clean Air Act. CARB's LEV III standards relate to vehicle certification, OBD and tailpipe and evaporative emissions limitations, and apply to 2015 and later model year vehicles. CARB regulations also require that a specified percentage of cars and certain light-duty trucks sold in California must be zero emission vehicles ("ZEVs"), such as electric vehicles or hydrogen fuel cell vehicles. A manufacturer can earn credits toward the ZEV requirement through the sale of advanced-technology vehicles such as hybrid electric vehicles or natural gas vehicles with extremely low tailpipe emissions and, as set forth in the LEV III standards, over-complying with the federal model year 2017 through 2025 greenhouse gas standards, retiring such credits and applying them to its ZEV obligation. The ZEV regulations, which CARB revised most recently for the 2018 and subsequent model years, require increasing volumes of battery electric and other advanced technology vehicles with each model year.  We expect to enter into contracts for the sale of ZEV credits with other automotive manufacturers, if and when such credits are earned by us.

Recently, California passed amendments to the ZEV mandate that would require, starting in 2018, all large-volume manufacturers (those manufacturers selling 20,000 or more vehicles in California in 2018) to increase the number of zero emission vehicles sold, such that 15.4% of each manufacturers' fleet must be made of zero emission vehicles by 2025. All states that have adopted the California program will amend their programs to conform to the new California standards.

The Clean Air Act permits other states to adopt California's emission standards, starting with the 2014 model year. Twelve other states, (Arizona, California, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New Mexico, New York, Oregon, Rhode Island and Vermont) as well as the Province of Quebec, Canada, currently use California's LEV III standards in lieu of the federal EPA standards, and 10 states also have adopted California's ZEV requirements.

Automotive Fuel Economy and Greenhouse Gas Emissions

Since the enactment of the 1975 Energy Policy and Conservation Act ("EPCA"), the National Highway Traffic Safety Administration ("NHTSA"), has established minimum Corporate Average Fuel Economy requirements, or CAFE standards, for fleets of new passenger cars and light-duty trucks sold in the U.S. A manufacturer is subject to civil penalties if it fails to meet the CAFE standard in any model year, after taking into account all available credits for performance in the last three model years or expected performance in the next five model years. Passenger cars imported into the U.S. are averaged separately from those manufactured in the U.S., but all light duty trucks are averaged together.

The 2007 Energy Independence and Security Act revised EPCA and required NHTSA to establish more stringent CAFE standards beginning with the 2011 model year. Among other things, although there will continue to be separate standards for cars and light-duty trucks, standards must be set such that they increase year over year to achieve an industry-wide standard by 2016. Manufacturers whose fleet-wide average performs better than such standards may earn credits. Manufacturers may sell excess credits to other manufacturers, who can use such credits to comply with these regulatory requirements. We may enter into contracts for the sale of credits with other automotive manufacturers, if and when such credits are earned by us.

Under the Environmental Protection Agency's national greenhouse gas ("GHG") emission standards and similar standards adopted by the Canadian government, car and truck manufacturers are required to meet fleet-wide average carbon dioxide emissions standards. Manufacturers who fail to meet such standards have a deficit in their emission profile. Manufacturers whose fleet wide average performs better than such standards may earn credits. Manufacturers may sell excess credits to other manufacturers, who can use the credits to comply with these regulatory requirements. As a manufacturer solely of zero emission vehicles, we earn the full amount of GHG credits established by the standards on each vehicle sold. We may enter into contracts for the sale of credits with other automotive manufacturers, if and when such credits are earned by us.

Canada and Mexico each have adopted GHG regulations that are generally harmonized with the U.S. GHG laws.

Vehicle Safety

Under U.S. federal law, all vehicles sold in the U.S. must comply with Federal Motor Vehicle Safety Standards ("FMVSS") promulgated by NHTSA, and must be certified by their manufacturer as being in compliance with all such standards. Numerous FMVSS apply to our vehicles, such as crash-worthiness requirements, crash avoidance requirements, and electric vehicle requirements. We are also required to comply with other federal laws administered by NHTSA, including the NHTSA's Corporate Average Fuel Economy standards, Theft Prevention Act requirements, consumer information labeling requirements, Early Warning Reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls, and owner's manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer's suggested retail price, optional equipment and pricing. In addition, the Act allows inclusion of city and highway fuel economy ratings, as determined by EPA, as well as crash test ratings as determined by NHTSA if such tests are conducted.

In addition, if a vehicle contains a defect that is related to motor vehicle safety or does not comply with an applicable FMVSS, the manufacturer must notify vehicle owners and provide a remedy. Moreover, the Transportation Recall Enhancement, Accountability, and Documentation ("TREAD Act"), authorized NHTSA to establish Early Warning Reporting (" EWR") requirements for manufacturers to report all claims which involve one or more fatalities or injuries; all incidents of which the manufacturer receives actual notice which involve fatalities or injuries which are alleged or proven to have been caused by a possible defect in such manufacturer's motor vehicle or motor vehicle equipment in the U.S.; and all claims involving one or more fatality or in a foreign country when the possible defect is in a motor vehicle or motor vehicle equipment that is identical or substantially similar to a motor vehicle or motor vehicle equipment offered for sale in the U.S., as well as aggregate data on property damage claims from alleged defects in a motor vehicle or in motor vehicle equipment; warranty claims (including good will); consumer complaints and field reports about alleged or possible defects. The rules also require reporting of customer satisfaction campaigns, consumer advisories, recalls, or other activity involving the repair or replacement of motor vehicles or items of motor vehicle equipment, even if not safety related.

We believe our vehicles will be compliant with all FMVSSs without the need for any exemptions.

We estimate the cost of obtaining vehicle safety certification from the U.S. government will be approximately $2 million.  Most of this cost is related to building and subjecting a certain number of vehicles to crash testing.

Motor Vehicle Manufacturer and Dealer Regulation

State laws regulate the manufacture, distribution, and sale of motor vehicles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to consumers in the state. As described above in the "Marketing and Vehicle Sales" section, selling through the internet means that we will need to secure dealer licenses in order to do so. It will not be possible to obtain a dealer license in all fifty (50) states since a few states such as Texas and Michigan, presently do not permit motor vehicle manufacturers to be licensed as dealers or to act in the capacity as a dealer, or otherwise restrict a manufacturer's ability to deliver vehicles. Where we are unable to obtain a dealer license, we may have to conduct sales out of the state using our website, phone or mail. We estimate the cost of the cost of compliance with U.S. motor vehicle manufacturer and dealer regulations will be approximately $3 million.

Federal and State Incentive Programs

A number of Federal and State grants and tax incentive programs exist to encourage the development and purchase of alternative fuel vehicles. For example:

  The California Energy Commission is currently providing buy-downs related to the purchase of alternative fuel vehicles to cover the incremental cost of purchasing of that vehicle.

  The California Alternative Energy and Advanced Transportation Financing Authority ("CAEATFA") is authorized to provide an exemption from California state sales and use taxes for sale of certified alternative fuel vehicles.
  The IRS can qualify alternative fuel vehicles for a federal tax credit of up to $7,500. There are currently, fourteen (14) electric vehicle manufacturers, qualifying purchasers for up to a $7,500 tax credit when purchasing an electric vehicle.

The company intends to apply for all grants and incentives that are available and it becomes aware of. The company has not completed a survey of all federal and state incentive programs that may be available to the company or purchasers acquiring and alternative fuel vehicle.

Intellectual Property

We have not registered or licensed any trademarks or patents at this time. We depend upon the skills, knowledge, experience and know-how of our management and research and development personnel we may hire, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to obtain or enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we intend to require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

In May, 2016, we entered into a Licensing and Commercialization Agreement with Dubuc Super Light Car Inc.  who owns certain intellectual property and know-how related to the design, development, and manufacturing of fully electric vehicles on a universal platform, chassis and body design developed by Dubuc Super Light Car Inc.  These intellectual property assets include: Chassis; battery; BMS (battery management system), ECM (electronic control module); gearbox; suspension; seat; seat rail; seat belt; door hinge; Tomahawk design; engineering; Dubuc platform; sales and marketing rights; and know how.

Segment Information

We operate as one reportable segment which is the design, development, manufacturing and sales of electric vehicles.

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

DESCRIPTION OF PROPERTY

Our principal office in the U.S. is located at 1370 Willow Road, Menlo Park, CA 94025, which is a shared office space for early stage companies leased on a month-to-month basis for $70 per month.

Our principal office in Canada is located at 3000 Watt # 12, Quebec, Quebec, G1X 3Y8, and consists of approximately 600 square feet of office space and 2000 square feet of production space. It is currently provided to us free of charge by Dubuc Super Light Car Inc.

We believe that, if necessary, we could relocate from these premises without material harm to our operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion of our financial condition and results of operations should be read together with the audited financial statements for the period ended June 30, 2016 and related notes. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors.

The effective date of this MD&A is November 4, 2016. We prepare our financial statements in conformity with generally accepted accounting principles in the United States of America ("US GAAP"). Our management is responsible for our financial statements and this discussion of our financial condition and results of operations.

Overview

We were incorporated in Delaware January 13, 2016. We were formed to design, develop, manufacture and sell high-performance fully electric vehicles on a universal platform, chassis and body design developed by Dubuc Super Light Car Inc., a Quebec incorporated company. We operate under an exclusive licensing and commercialization agreement with Dubuc Super Light Car Inc.

The company intends to take the existing prototype electric vehicle developed by Dubuc Super Light Car Inc. further with a number of additional enhancements before advancing it to commercial production in the fourth quarter of 2017.

Since our inception to today's date, we have been focused on organizing the structure of the company.

Results of Operations

From the period from our inception on January 13, 2016 through June 30, 2016, we incurred $100,680 in expenses. Our expenses consisted of advertising and promotion in the amount of $31,481, marketing costs of $33,500, legal and professional fees of $10,500, general and administrative costs of $1,242, website development costs of $973, and rent of $447. We recorded a net loss of $100,680 for the period from inception on January 13, 2016 until June 30, 2016.

Liquidity and Capital Resources

As of June 30, 2016, the Company had a working capital deficiency of ($100,650). Our current assets consisted of cash in the amount of $100. Our current liabilities at June 30, 2016 totaled $100,750.

To date, our operations have been funded through advances by our directors and officers. Our ability to successfully execute our business plan is contingent upon us obtaining additional financing and/or upon realizing sales revenue sufficient to fund our ongoing expenses. Until we are able to sustain our ongoing operations through sales revenue, we intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Plan of Operation

We are dependent upon the net proceeds from this offering and other offerings to conduct our proposed operations. We are offering up to 2,500,000 Class B Common Shares for $8 per share to raise an aggregate total of $20 million if all shares offered are sold under this offering. There is no minimum amount required to be sold in the offering other than the minimum investment size of $200 is required for each investor.

We may also choose to sell our securities under other available securities exemptions such as Regulation S before this offering has been qualified by the SEC or concurrent with this offering.

During the next six to twelve months, we intend to concentrate our efforts on five main activities: (1) raising capital; (2) hiring key members of the demo production employee/consultant team; (3) continuing development of the Tomahawk electric vehicle; (4) expanding sales and marketing to enable the company to take refundable customer deposits; and (5) pursuing additional funding.

If we are successful in raising the maximum net proceeds in this offering, we intend to expand our plan of action to include: (1) purchase a building to house our manufacturing and production activities; (2)  renovate this building to suite our needs; (3) set-up our manual production line, including purchasing equipment, inventory and parts; (4) continue engineering and design research and development; and (5) expanding our hiring activities to include manufacturing production line employees/consultants, research team members, sales and marketing team members and office team members.

We are already working on the next prototype of the Tomahawk electric vehicle. This work is being financed by our directors and officers and is advancing at a modest pace. The pace of this work will pick-up in direct relationship to the total funds we have available. The diagram below portrays the stages of development for the current offering round which we believe will lead us to production.

Milestone Estimated Timeline (Months)
1	2	3	4	5	6	7	8	9	10	11	12
Close Capital Raising Offering
Proto-type Vehicle Building & Testing
Purchase Property & Property Improvement
Manual Production Line Set-Up & Operation
Completion of Safety & Final Engineering Tests
Government Clearance
Vehicle Production

Once we have covered the cost of this offering we will use all additional funds received in advancing our business. We will immediately begin securing demo production employees and consultants, and if sufficient funds are on hand, manual production line employees and consultants.  Sales and marketing is an ongoing activity.

We will set-up our manual production line and operations in rented space if we do not raise sufficient capital in this offering to purchase a property.  We will forgo additional research and development other than related to advancing our prototype until we have raised an amount greater than 75% of this offering.

This timeline may be adjusted further if we are only partially successful in raising the capital we need to get to vehicle production.

The following chart provides an overview of our budgeted expenditures for 12 months following the completion of this offering under different capital raising scenarios. The expenditures are categorized by significant area of activity.

	25% of Offering Raised	50% of Offering Raised	75% of Offering Raised	100% of Offering Raised

Offering Expenses	$610,000	$1,060,000	$1,510,000	$1,960,000
Building
Purchase Property	$0	$0	$3,000,000	$4,800,000
Property Improvement	$0	$0	$750,000	$750,000
Demo (Pro-Type Vehicle Building and Testing)	$2,560,000	$3,150,000	$3,050,000	$3,050,000
Manual Production Line Set-Up	$550,000	$4,330,000	$4,880,000	$5,430,000
Research and Development	$0	$0	$0	$1,100,000
Sales and Marketing(9)	$100,000	$250,000	$500,000	$750,000
Office Employees and Other Consultants(10)	$480,000	$600,000	$650,000	$710,000
General and Administrative Expenses	$200,000	$270,000	$300,000	$300,000
Working Capital	$390,000	$230,000	$250,000	$540,000
Contingency Capital	$110,000	$110,000	$110,000	$610,000

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

If we do not receive adequate proceeds from this offering to carry out our forecasted operations to operate for the next 12 months our directors and officers have informally agreed to provide us funds, however, we have no formal commitment, arrangement or legal obligation for any party to provide funds to the company. Any funds advanced from our directors and officers will be limited in nature and will not be sufficient to make up shortfall in our offering. Instead, any such funds advanced will allow us to continue to seek additional funds through this offering and potentially other avenues. We have no bank lines or other financing arranged at this time.

In our opinion, if we are successful in raising the maximum amount offered in this offering we will satisfy our initial cash requirements and put us in a position to grow our business in accordance to our business plan. We estimate that the $20 million we are seeking in this offering will be sufficient to fully fund bringing us into production. We estimate that we may need an additional $1,000,000 for our production activities in the following year after this offering, depending on market demand for our vehicles.  We plan to continue our current strategy of raising equity and, in limited circumstances, debt financing to finance our operations until we reach profitability and become cash-flow positive, which we do not expect to occur before 2018.

While we intend to advance our plans through additional equity and debt financing, there is no assurance that any funds will ultimately be available for operations. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash we need, or cease operations entirely.

Trends in Cash Flow, Capital Expenditures and Operating Expenses

To date we have not generated revenue from our operations. We have been dependent on loans from our CEO and COO. These loans have been non-interest bearing, unsecured and have no fixed terms of repayment.

We will need to raise additional capital if we are to continue as a going concern.  Our inability to raise additional capital in the future will limit or eliminate our ability to implement any business strategy whatsoever. Future debt financings, if available, may result in increased interest and amortization expense, increased leverage, decreased income available to fund further acquisitions and expansion and may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns. Future equity financings may dilute the equity interest of our existing stockholders.  Currently, we are dependent on our CEO and COO to continue to financially support the company.

We expect to see a net increase in capital expenditures over the next twelve months as we activate our business plan. We plan to fund approximately $2 million to $20 million in capital expenditures through the offering above, and offerings of our securities outside of United States. We plan to invest in equipment and molds to support all production, and begin installation of Tomahawk vehicle production machinery.

Our operating expenses are expected to grow by about 100% in the next twelve months as compared to the period from our inception (January 13, 2016) to June 30, 2016.  This increase is driven by our activating our business plan as well as increases in general and administrative costs to support the growth of the business. We expect pre-sales, general and administrative expenses to increase over the next twelve months as we focus on expanding our customer and corporate infrastructure.

Related Party Transactions

Equity

On May 13, 2016, we issued to the CEO of the Company 12,922,500 Class A Common Shares with a value of $13.

On May 13, 2016, we issued to the COO of the Company 12,922,500 Class A Common Shares with a value of $13.

Promissory Note

On June 30, 2016, we entered into an unsecured demand promissory notes for $97,078 with the CEO and COO of the Company. The balances are non-interest bearing, unsecured and has no fixed terms of repayment.

Going Concern

We have experienced losses from operations since inception. To date, we have not been able to produce any sales to become cash flow positive and profitable. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our costs of operations and/or upon obtaining additional financing. These reasons raise substantial doubt about our ability to continue as a going concern.

Off Balance Sheet Arrangements

As of June 30, 2016, there were no off balance sheet arrangements.

Critical Accounting Policies and Estimates

General

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures.

We base our estimates on historical experience, as appropriate, and on various other assumptions that we believe to be reasonable under the circumstances. Changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the following critical accounting policies involve a greater degree of judgment and complexity than our other accounting policies. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Cash and cash equivalents

Cash and cash equivalents includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash of which, in the opinion of management, are subject to insignificant risk of loss in value. We had $100 in cash at June 30, 2016.

Income taxes

We follow the asset and liability method of accounting for income taxes whereby deferred income taxes are recognized for the deferred income tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases (temporary differences). Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of deferred income tax assets recognized is limited to the amount that is more likely than not to be realized.

Licenses and patents

Costs to acquire rights to licenses are capitalized and amortized over their expected economic useful lives. Where the future benefits of the rights are unknown, these costs are expensed as incurred. Costs associated with the submission of a patent application are expensed as incurred given the uncertainty of the patents resulting in probable future economic benefits to the Company.

Impairment of long-lived assets

We review out long-lived assets and certain identifiable intangible assets held and used for possible impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In evaluating the fair value and future benefits of its tangible and intangible assets, management performs an analysis of the anticipated discounted future net cash flows of the individual assets over the remaining estimated economic useful lives. We recognize an impairment loss if the carrying value of the assets exceeds the expected future cash flows. As of June 30, 2016, there were no impaired long-lived assets.

Stock based compensation

We grant stock options to buy common shares of the Company to directors, officers, employees and consultants.  An individual is classified as an employee when the individual is an employee for legal or tax purposes, or provides services similar to those performed by an employee.

The fair value of stock options is measured on the date of grant, using the Black-Scholes option pricing model and is recognized over the vesting period.  Consideration paid for the shares on the exercise of stock options is credited to share capital.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at the fair value of the share-based payment, using the Black-Scholes option pricing model.

Financial Instruments

We classify financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor's carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

We classify our financial instruments as follows:

Cash is classified as held for trading and is measured at fair value using Level 1 inputs. Accounts payable is classified as loans and receivables, and has a fair value approximating its carrying value, due to their short-term nature and the promissory note is classified as other financial liabilities.

Net loss per share

Basic net loss per share is computed by dividing the net loss for the period attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock. Diluted net loss per share is not presented separately from basic net loss per share when the conversion of outstanding stock options and warrants into common shares would be anti-dilutive.

Recently issued accounting pronouncements

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (ASU) 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern". Historically, there has been no guidance in GAAP about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern. This ASU clarifies when and how management should be assessing their ability to continue as a going concern. ASU 2014-15 is effective for fiscal years ending after December 15, 2016. We expect the adoption of ASU 2014-15 will have an impact on the frequency with which going concern assessments are conducted but do not expect the adoption to have significant changes to existing disclosure.

In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes". The amendments in ASU 2015-17 require that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. The amendments in this ASU are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier adoption is permitted. We do not expect the adoption of ASU 2015-17 to have a material impact on our financial reporting and disclosures.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Summary of Executive Officers and Directors

The following table sets out the company's officers and directors. All work with the company on a part-time basis.

Name	Position	Age	Term of Office	Approximate hours per week
Executive Officers:
Mario Dubuc	C.E.O	51	Since January 13, 2016	Full-Time
Mihalis Kakogiannakis	C.O.O.	35	Since January 13, 2016	Full-Time
Directors:
Mario Dubuc	Director	51	Since January 13, 2016	Full-Time
Mihalis Kakogiannakis	Director	35	Since January 13, 2016	Full-Time

Business Experience

Mario Dubuc, Chief Executive Officer and Director

Mario Dubuc has been the Chief Executive Officer and director of the company since its inception in January 2016. He has been President, Corporate Secretary, and Director of Dubuc Super Light Car Inc., a Quebec incorporated private company, since its inception in March 2013. From August 2010 to January 2012, Mr. Dubuc was the Territory Manager for ESF, a private Quebec company, focused on the electric equipment industry. He left ESF to 2012 to devote 100% of his attention to further developing the Tomahawk electric sports car, a project he had worked on in his spare time since 2004.  Mr. Dubuc studied industrial design at Cegep de Sainte Foy.

Mihalis Kakogiannakis, Chief Operating Officer and Director

Mihalis Kakogiannakis has been the Chief Operating Officer and director of the company since its inception in January 2016. He has been Vice-President, and Director of Dubuc Super Light Car Inc., a Quebec incorporated private company, since November 2013. In 2011, Mr. Kakogiannakis made the decision to devote 100% of his attention to further develop the Tomahawk electric sports car and became its director of marketing and branding. Prior to 2011, he was involved in founding a family run business in commercial printing and was active in real estate investment.

Board of Directors

Our board of directors currently consists of two directors. None of our directors are "independent" as defined in Rule 4200 of FINRA's listing standards.  We may appoint additional independent directors to our board of directors in the future, to serve on our planned committees.

Significant Employees

The company does not currently have any full-time employees. The company anticipates that it will hire a number of engineering and design personnel as employees after completion of the offering.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board

Until further determination by the board, the full board of directors will undertake the duties of the Audit Committee, Compensation Committee, and Nominating Committee.

Audit Committee

We do not have a separately designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor. Our Board of Directors, which performs the functions of an audit committee, does not have a member who would qualify as an "audit committee financial expert" within the definition of Item 407(d)(5)(ii) of Regulation S-K. We believe that, at our current size and stage of development, the addition of a special audit committee financial expert to the Board is not necessary.

Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

  The appropriate size of our Board of Directors;
  Our needs with respect to the particular talents and experience of our directors;
  The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
  Experience in political affairs;
  Experience with accounting rules and practices; and
  The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third-party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Code of Ethics

We currently have not adopted a code of ethics for the Board or executives.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

Since its inception (January 13, 2016) to June 30, 2016, the company has paid the following compensation to its executive officers:

Name	Capacities in Which Compensation was Received	Cash Compensation ($)(1)	Other Compensation ($)(2)	Total Compensation ($)
Mario Dubuc	Chief Executive Officer	0	0	0
Mihalis Kakogiannakis	Chief Operating Officer	0	0	0

Notes:

  On August 3, 2016, we entered into management agreements with Messrs. Dubuc and Kakogiannakis. Under the terms of these individual agreements we have agreed to pay cash compensation to each officer of $125,000 per year. See "Management Agreements".
  On August 3, 2016, we entered into management agreements with Messrs. Dubuc and Kakogiannakis. Under the terms of these individual agreements we have agreed to pay bonuses to each officer. See "Management Agreements".

We may commence paying salaries and providing other employment benefits to our executive officers in the near future in amounts to be determined by our board of directors, when the Company has sufficient funds.  Our directors and executive officers are also reimbursed for their business expenses.  We expect to pay employee compensation in the form of salary, bonus and benefits to other executive officers who may be hired during the fiscal year ending June 30, 2017, in amounts to be determined.  We do not expect to hire any new executive officers during the current fiscal year.  The employment compensation for certain executive officers may include automobile and housing allowances.

Management Agreements

Chief Executive Officer

The company and Mario Dubuc entered into an executive management agreement pursuant to which Mr. Dubuc will serve as the company's CEO for a one year term, subject to earlier termination as provided in the agreement, commencing on August 3, 2016.  The agreement automatically renews annually. Mr. Dubuc's annual base salary is $125,000 and he will have the opportunity to earn an annual cash bonus equal to 50% of his annual base salary, with the actual amount of the bonus earned to be based on the achievement of certain financial performance goals to be established by the Board of Directors of the company.

Mr. Dubuc's employment agreement provides that, if Mr. Dubuc's employment is terminated due to his death or is terminated by the Company due to his disability, he will be entitled to receive a pro-rata bonus for the year in which termination occurs, based on actual performance. If his employment is terminated by the company without cause or by Mr. Dubuc for good reason, in exchange for the execution of a release of claims in favor of the company, Mr. Dubuc will be entitled to receive severance in an amount equal to the sum of 1.5 times his annual base salary and 1.5 times his annual target bonus, payable in equal installments during the 12-month period following the date of such termination. He is also entitled to receive a pro-rata bonus for the year in which such termination occurs, based on actual performance, as well as the payment of his continued health insurance coverage for up to, but not to exceed, 12 months.

Mr. Dubuc's employment agreement also provides that if his employment is terminated by the company without cause or by him for good reason within the three-month period prior to or the 12-month period following a change of control, in lieu of the severance described above and in exchange for the execution of a release of claims in favor of the company, he will be entitled to severance in an amount equal to the sum of two times his annual base salary and the greater of (a) the average annual bonuses paid to him by the company in the three most recent fiscal years ended prior to the date of termination or the change of control, if greater or (b) his target annual bonus, generally payable in equal installments during the 12 month period following the date of such termination, with the timing of such payments subject to certain exceptions if his employment is terminated prior to the change of control. He is also entitled to a pro-rata bonus for the year in which termination occurs, based on target performance, the payment of his health insurance coverage for up to, but not to exceed, 12 months, and the acceleration of vesting and/or exercisability of any outstanding equity awards he holds at the time of such termination of employment (or at the time of such change in control, if Mr. Dubuc's employment is terminated within the three-month period prior to such change in control).

Mr. Dubuc will not be entitled to a so-called golden parachute tax gross-up payment. If any amounts payable to him are subject to the excise tax imposed in connection with certain change in control payments, he will either receive the full amount of such payments or a reduced amount, whichever results in the greater net-after tax amount of payments to him.

Chief Operating Officer

The company and Mihalis Kakogiannakis entered into an executive management agreement pursuant to which Mr. Kakogiannakis will serve as the company's COO for a one year term, subject to earlier termination as provided in the agreement, commencing on August 3, 2016.  The agreement automatically renews annually. Mr. Kakogiannakis' annual base salary is $125,000 and he will have the opportunity to earn an annual cash bonus equal to 50% of his annual base salary, with the actual amount of the bonus earned to be based on the achievement of certain financial performance goals to be established by the Board of Directors of the company.

Mr. Kakogiannakis' employment agreement provides that, if Mr. Kakogiannakis' employment is terminated due to his death or is terminated by the company due to his disability, he will be entitled to receive a pro-rata bonus for the year in which termination occurs, based on actual performance. If his employment is terminated by the company without cause or by Mr. Kakogiannakis for good reason, in exchange for the execution of a release of claims in favor of the company, Mr. Kakogiannakis will be entitled to receive severance in an amount equal to the sum of 1.5 times his annual base salary and 1.5 times his annual target bonus, payable in equal installments during the 12-month period following the date of such termination. He is also entitled to receive a pro-rata bonus for the year in which such termination occurs, based on actual performance, as well as the payment of his continued health insurance coverage for up to, but not to exceed, 12 months.

Mr. Kakogiannakis' employment agreement also provides that if his employment is terminated by the company without cause or by him for Good Reason within the three-month period prior to or the 12-month period following a change of control, in lieu of the severance described above and in exchange for the execution of a release of claims in favor of the company, he will be entitled to severance in an amount equal to the sum of two times his annual base salary and the greater of (a) the average annual bonuses paid to him by the company in the three most recent fiscal years ended prior to the date of termination or the change of control, if greater or (b) his target annual bonus, generally payable in equal installments during the 12 month period following the date of such termination, with the timing of such payments subject to certain exceptions if his employment is terminated prior to the change of control. He is also entitled to a pro-rata bonus for the year in which termination occurs, based on target performance, the payment of his health insurance coverage for up to, but not to exceed, 12 months, and the acceleration of vesting and/or exercisability of any outstanding equity awards he holds at the time of such termination of employment (or at the time of such change in control, if Mr. Kakogiannakis' employment is terminated within the three-month period prior to such change in control).

Mr. Kakogiannakis will not be entitled to a so-called golden parachute tax gross-up payment. If any amounts payable to him are subject to the excise tax imposed in connection with certain change in control payments, he will either receive the full amount of such payments or a reduced amount, whichever results in the greater net-after tax amount of payments to him.

Stock Incentive Plan

On August 8, 2016, in order to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success, the Company, through its board of directors, adopted an equity incentive plan (the "2016 Plan"). The 2016 Plan provides that the aggregate number of Common Shares available for issuance, from time to time, under the plan may not exceed 10% of our issued and outstanding Common Shares. Under the 2016 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options, stock appreciation rights, performance shares, restricted stock, and stock awards.  The incentive stock options may only be granted to employees.  Non-statutory stock options, stock appreciation rights, performance shares, restricted stock, and stock awards may be granted to employees, directors and consultants.  The 2016 Plan is and will continue to be administered by our board of directors until such time as such authority has been delegated to a committee of the board of directors.  The 2016 Plan was ratified by our shareholders in 2016.  To date, no stock options, stock appreciation rights, performance shares, restricted stock, or stock awards have been granted under the 2016 Plan.

Director Compensation

We do not currently pay our directors any compensation for their services as board members. Upon completion of this offering, we may establish a compensation plan for our non-employee directors.

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  any breach of their duty of loyalty to the corporation or its stockholders;
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
  unlawful payments of dividends or unlawful stock repurchases or redemptions; or
  any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law.  We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties.  Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

We have entered into indemnification agreements with Mario Dubuc and Mihalis Kakogiannakis. We intend to enter into separate indemnification agreements with all of our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide that we will indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person's services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise.  We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of February 21, 2017, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company's voting securities, or having the right to acquire those securities.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial owndership	Amount and nature of beneficial ownership acquireable	Percent of class
Class A Common Stock	Mario Dubuc 12-300 Watt Quebec City, Quebec	12,922,500 directly owned	0 shares available from issued stock options	48.87%
ClassA Common Stock	Mihalis Kakogiannakis 12-300 Watt Quebec City, Quebec	12,922,500 directly owned	0 shares available from issued stock options	48.87%

Class B Common Stock	Westco 9, rue Westco, Saint-François (Nouveau-Brunswick) E7A 1A5	1,000,000 directly owned	N/A	27.92%
Class B Common Stock	Jean Marc Dubuc 901 Rue Laudance , App 11 Ville de Quebec, QC G1X 5J3	1,000,000 directly owned	N/A	27.92%

Note:

(1) Mr. Kakogiannakis has agreed to transfer 200,000 of these shares to his ex-spouse.  These shares will be converted to Class B Common Shares at that time.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

To the best of our knowledge, since the date of the company's formation on January 13, 2016, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Share and Stock Option Issuances

The company has issued to Mario Dubuc 12,922,500 shares of Class A Common Shares with a value of $13 as partial payment for the licensing and commercialization agreement entered into by the Company with Dubuc Super Light Cars Inc.  Mario Dubuc's father, Jean Marc Dubuc, received 1,000,000 shares of Class B Common Shares and Mario Dubuc's cousin, Francine Dubuc, received 10,000 shares of Class B Common Shares as partial payment for the licensing and commercialization agreement. The Class B Common Shares have a par value of $0.000001 per share.

The company has issued to Mihalis Kakogiannakis 12,922,500 shares of Class A Common Shares with a value of $13 as partial payment for the licensing and commercialization agreement entered into by the Company with Dubuc Super Light Cars Inc. Mr. Kakogiannakis has agreed to transfer 200,000 of these shares to his ex-spouse.  These shares will be converted to Class B Common Shares at that time.

Management and Indemnity Agreements

On August 3, 2016, we entered into an Executive Management Agreement with our Chief Executive Officer, Mario Dubuc. The terms of the agreement are as described above under "Compensation of Directors and Executive Officers - Management Agreements".

On August 3, 2016, we entered into an Indemnity Agreement with our Chief Executive Officer, Mario Dubuc. The terms of the agreement are as described above under "Compensation of Directors and Executive Officers - Limitation of Liability and Indemnification of Officers and Directors".

On August 3, 2016, we entered into an Executive Management Agreement with our Chief Operating Officer, Mihalis Kakogiannakis. The terms of the agreement are as described above under under "Compensation of Directors and Executive Officers - Management Agreements".

On August 3, 2016, we entered into an Indemnity Agreement with our Chief Operating Officer, Mihalis Kakogiannakis. The terms of the agreement are as described above under "Compensation of Directors and Executive Officers - Limitation of Liability and Indemnification of Officers and Directors".

Licensing and Commercialization Agreement

On May 31, 2016, we entered into a licensing and commercialization agreement with Dubuc Super Light Car Inc., a private Quebec incorporated company, pursuant to which we received an exclusive, worldwide license to its rights in and to certain technology related to universal platform, chassis and design ("Dubuc Platform"), know -how, and all other aspects related to the Tomahawk electric vehicle. The license covers the application of this technology for all electric vehicles built. Unless earlier terminated, the term of the license extends in each country until the later of the expiration of the last patent (if any) related to the licensed technology in that country or ten years after the effective date of the license agreement.

In exchange for entering into this licensing and commercialization agreement we issued 26,445,000 Class-A Common Shares with a total par value of $26.45 and 3,625,000 Class B Common Shares with a total par value of $4, the assumption of $22,507 in debt, which is included in related party promissory notes at period end, and a 5% royalty on sales. We are also responsible for reimbursing Dubuc Super Light Car Inc. for reasonable costs associated with the preparation, filing, maintenance and prosecution of the technology subject to the license.

Mario Dubuc and Mihalis Kakogiannakis, are officers and directors of Dubuc Super Light Car Inc. and controlling shareholders of the company. For more information regarding the intellectual property assets received by the Company, see "Business - Intellectual Property".

SECURITIES BEING OFFERED

General

The company is offering up to 2,500,000 shares of Class B Common Share. The following description summarizes the most important terms of the company's capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Dubuc Motors Inc.'s certificate of incorporation and bylaws, copies of which have been filed as exhibits to the offering statement of which this Offering Circular is a part. For a complete description of Dubuc Motors Inc.'s Class A Common Share, Class B (collectively, the "Common Shares"), and Preferred Shares you should refer to the certificate of incorporation and bylaws and to the applicable provisions of Delaware law.

On November 2, 2016, we amended and restated our certificate of incorporation, simplifying our authorized common stock structure and adding preferred shares. The total number of authorized shares of the company is 95,000,000 shares, of which: 30,000,000 shares are Class A Common Shares with a par value of $0.000001 per share, 64,000,000 are Class B Common Shares with a par value of $0.000001 per share, and 1,000,000 are Preferred Shares with a par value of $0.000001 per share. As of February 21, 2017, four beneficial owners held 26,445,000 shares of Class A Common Shares and twenty-nine beneficial owners held 3,625,000 outstanding shares of Class B Common Share.  No Preferred Shares was issued and outstanding.

Class A Common Shares

Dividend Rights

Holders of Class A Common Share and are entitled to share with holders of Class B Common Share, on a per share basis, in dividends and other distributions of cash, property, or shares of stock of the company as may be declared by the Board of Directors from time to time with respect to the Common Share out of assets or funds of the company legally available therefore; provided, however, that in the event that such dividend is paid in the form of Common Shares or rights to acquire Common Shares, the holders of Class A Common Share shall receive Class A Common Shares or rights to acquire Class A Common Shares, as the case may be.

Voting Rights

Each holder of Dubuc's Class A Common Share is entitled to receive notice of any meeting of the shareholders of the company, to attend such meeting and to vote at the meeting. Each Class A Common Share holds two (2) votes per share on matters to be voted on by shareholders, with certain exceptions as provided by the certificate of incorporation. For example, for purposes of approving a merger or consolidation, a sale of all or substantially of our property or dissolution, each Class A Common Share will have one vote only.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the company, the holders of Class A Common Share are entitled to share equally with the holders of Class B Common Share, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Share.

Conversion

Each share of Class A Common Share is convertible at the option of the holder into one share of Class B Common Share. Any Class A Common Share transferred to a person other than an existing holder of Class A Common Shares will automatically be converted into Class B Common Shares.

Rights and Preferences

Holders of Dubuc's Class A Common Share have no preemptive, subscription or other rights and there are no redemption or sinking fund provisions applicable to the company's Class A Common Share. The rights, preferences, and privileges of the holders of the company's Class A Common Share are subject to, and may be adversely affected by, the rights of the holders of shares of the company may designate in the future.

Right of Redemption

Any of the issued Class A Common Shares may be redeemed by the company for such consideration, at such time, and under such terms and conditions which shall be left to the entire discretion of the Board of Directors.

Class B Common Shares

Dividend Rights

Holders of Class B Common Share and are entitled to share with holders of Class A Common Share, on a per share basis, in dividends and other distributions of cash, property, or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Share out of assets or funds of the company legally available therefore; provided, however, that in the event that such dividend is paid in the form of shares of Common Share or rights to acquire Common Share, the holders of Class B Common Share shall receive Class B Common Share or rights to acquire Class B Common Share, as the case may be.

Voting Rights

Each holder of Dubuc Motors Inc.'s Class B Common Share is entitled to receive notice of any meeting of the shareholders of the company, to attend such meeting and to vote at the meeting. Each Class B Common Share holds one (1) vote per share.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the company, the holders of Class B Common Share are entitled, subject to the rights and privileges attaching to other classes of shares, to share equally with the holders of Class A Common Share, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Share.

Rights and Preferences

Holders of Dubuc's Class B Common Share have no preemptive, conversion, subscription or other rights and there are no redemption or sinking fund provisions applicable to the company's Class B Common Share. The rights, preferences, and privileges of the holders of the company's Class B Common Share are subject to, and may be adversely affected by, the rights of the holders of shares of the company may designate in the future.

Right of Redemption

Any of the issued Class B Common Shares may be redeemed by the company for such consideration, at such time, and under such terms and conditions which shall be left to the entire discretion of the Board of Directors.

Preferred Shares

Our board of directors may, from time to time, direct the issue Preferred Shares in series and may, at the time of issue, determine the designation, powers, rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding Preferred Shares would reduce the amount of funds available for the payment of dividends on shares of Common Shares. Holders of Preferred Shares may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the company before any payment is made to the holders of Common Shares. Under certain circumstances, the issuance of Preferred Shares may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors may issue Preferred Shares with voting and conversion rights that could adversely affect the holders of Common Shares.

Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Stockholder Meetings

Our Bylaws provide that a special meeting of stockholders may be called only by the Chairman of our board of directors, President or other executive officer of the Company, by the board of directors or by the request in writing of the stockholders of record, and only of record, owning not less than ten percent (10%) of the entire capital stock of the Company issued and outstanding and entitled to vote.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Removal of Directors

Our Bylaws provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than a majority of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our Articles do not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be "interested stockholders" from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Exclusive Jurisdiction

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

  any derivative action or proceeding brought on behalf of Dubuc, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Dubuc to Dubuc or Dubuc's stockholders, any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or
  any action asserting a claim governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our amended and restated certificate of incorporation described in the preceding sentence.

Amendment of Charter Provisions

The amendment of any of the above provisions would require approval by holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management.

 It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Dividend Policy

We have not declared or paid any cash dividends and do not intend to pay cash dividends in the near future on our shares of Common Stock.  Cash dividends, if any, that may be paid in the future to holders of Common Stock will be payable when, as and if declared by our board of directors, based upon the board's assessment of our financial condition, our earnings, our need for funds, whether any preferred stock is outstanding, to the extent the preferred stock has a prior claim to dividends, and other factors including any applicable laws. We are not currently a party to any agreement restricting the payment of dividends.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the ownership and disposition of our common stock. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings and judicial decisions as of the date of this Offering Circular. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion only applies to persons who hold the common stock as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of common stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or holder of common stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, a pension or other employee benefit plan, a financial institution or broker-dealer, a regulated investment company, a real estate investment trust, a foreign government or international organization, a U.S. Holder (as defined below) whose "functional currency" is not the U.S. dollar, a person holding common stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, a former U.S. citizen, or a former long-term U.S. resident). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion. The conclusions in this discussion are based on professional judgment and are not a guarantee of a result and are not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the conclusions set forth herein will be sustained if challenged by the Internal Revenue Service.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

You are a "U.S. Holder" if you are a beneficial owner of common stock and you are for U.S. federal income tax purposes:

  an individual citizen or resident of the United States;
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
  a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions in General

If taxable distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. Holder's tax basis in the common stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "-U.S. Holders: Sale or Other Disposition".

Dividends received by individual U.S. Holders of common stock will be subject to a preferential rate if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual U.S. Holder elects to treat the dividends as "investment income", which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual U.S. Holders with respect to common stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the common stock becomes ex-dividend. Also, if a dividend received by an individual U.S. Holder that qualifies for the rate reduction is an "extraordinary dividend" within the meaning of Section 1059 of the Code, any loss recognized by such individual U.S. Holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such "extraordinary dividend", irrespective of such U.S. Holder's holding period for the stock.

Dividends received by corporations generally will be eligible for the dividends-received deduction. This deduction is allowed if the underlying stock is held for at least 45 days during the 91-day period beginning on the date 45 days before the ex-dividend date of the stock. If a corporate stockholder receives a dividend on the common stock that is an "extraordinary dividend" within the meaning of Section 1059 of the Code, the corporate stockholder in certain instances must reduce its basis in the common stock by the amount of the "nontaxed portion" of such "extraordinary dividend" that results from the application of the dividends-received deduction. If the "nontaxed portion" of such "extraordinary dividend" exceeds such corporate stockholder's basis, any excess will be taxed as gain as if such stockholder had disposed of its shares in the year the "extraordinary dividend" is paid. Each corporate U.S Holder of common stock is urged to consult with its tax advisor with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives.

Sale or Other Disposition

A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of our common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends, which will be taxable to U.S. Holders of record as described above under "-U.S. Holders: Distributions in General") and the U.S. Holder's adjusted tax basis in the common stock sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the common stock sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are taxed at a preferential rate. The deductibility of capital losses is subject to limitations.

41

Medicare Contribution Tax

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our common stock, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply with respect to payments of dividends on the common stock and to certain payments of proceeds on the sale or other disposition of common stock. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the common stock and certain payments of proceeds on the sale or other disposition of the common stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

You are a "Non-U.S. Holder" if you are a beneficial owner of common stock and you are not (i) a "U.S. Holder" or (ii) a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

Distributions on the Common Stock

If cash or certain other taxable distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder's basis in the common stock and, to the extent such portion exceeds the Non-U.S. Holder's basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "-Non-U.S. Holders: Sale or Other Disposition". In addition, although we believe we are not currently and never well be a U.S. real property holding corporation, i.e. a "USRPHC", if we were to meet the definition of a USRPHC and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under "-Non-U.S. Holders: Sale or Other Disposition"), with a credit generally allowed against the Non-U.S. Holder's U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends or any other taxable distribution (whether in cash, common stock or other property) paid to a Non-U.S. Holder of our common stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by statute or an applicable income tax treaty. Any required withholding tax may be satisfied by the withholding agent through a sale of a portion of the shares received by a Non-U.S. Holder in a taxable distribution or may be withheld from cash dividends or sales proceeds subsequently paid or credited to a Non-U.S. Holder.

However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or any successor form or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form or other applicable form) and certify under penalties of perjury that such Non-U.S. Holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock are held through certain foreign intermediaries, complete Internal Revenue Service Form W-8IMY and all required attachments (or any successor form or other applicable form) and satisfy the relevant certification requirements of applicable Treasury regulations.

A Non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition

Any gain realized by a Non-U.S. Holder on the disposition of our common stock will not be subject to U.S. federal income or withholding tax unless:

  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or
  we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. Holder owned beneficially (directly or pursuant to attribution rules) more than 5% of the total fair market value of our common stock, as applicable, at any time during the five year period ending either on the date of disposition of such interest or other applicable determination date. This assumes that our common stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A Non-U.S. Holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, and if the Non-U.S. Holder is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. Holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code.

If a Non-U.S. Holder is subject to U.S. federal income tax on any sale, exchange or other disposition of the common stock, such Non-U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. Holder and the Non-U.S. Holder's adjusted tax basis in the common stock, as applicable. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. Holder's holding period for the common stock, as applicable, is longer than one year. A Non-U.S. Holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding on dividends paid to such Non-U.S. Holder as long as such Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our common stock unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

FATCA

The U.S. Foreign Account Tax Compliance Act ("FATCA") will generally impose a 30% withholding tax on dividends on the common stock (and, beginning January 1, 2017, on the gross proceeds of a disposition of common stock) that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code and the Treasury regulations thereunder) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, or is otherwise exempt from FATCA withholding; and (ii) a "non-financial foreign entity" (as that term is defined in Section 1472(d) of the Code and the Treasury regulations thereunder) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements, or otherwise is exempt from FATCA withholding. Intergovernmental agreements entered into between the United States and a foreign jurisdiction may modify these requirements. A Non-U.S. Holder should consult its own tax advisor regarding the application of this legislation to it. FATCA withholding will apply to dividends paid on shares of our common stock, and commencing January 1, 2017, to gross proceeds from the disposition of our common stock.

FINANCIAL STATEMENTS

Dubuc Motors Inc.

Financial Statements

(Expressed in United States Dollars)

June 30, 2016

Dubuc Motors Inc.

Index

Page

Independent Auditor's Report	49

Financial Statements

Balance Sheet	50

Statement of Operations	51

Statement of Stockholders' Deficiency	52

Statement of Cash Flows	53

Notes to Financial Statements	55-61

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of
Dubuc Motors Inc.

We have audited the accompanying financial statements of Dubuc Motors Inc. (the "Company"), which comprise the balance sheet as of June 30, 2016, and the related statements of operations, changes in stockholders' deficiency, and cash flows for the period from incorporation on January 13, 2016 to June 30, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dubuc Motors Inc. as of June 30, 2016 and the results of its operations and its cash flows for the period of incorporation on January 13, 2016 to June 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Dubuc Motors Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, Dubuc Motors Inc. has suffered recurring losses from operations and has a net capital deficiency. These matters, along with the other matters set forth in Note 1, indicate the existence of material uncertainties that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Professional Accountants

November 3, 2016

Dubuc Motors Inc.
Balance Sheet
(Expressed in United States Dollars)
June 30, 2016

ASSETS

Current
Cash	$100
Total current assets	100

Total assets	$100

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current
Accounts payable	$3,672
Related party promissory notes (Note 5)	97,078

Total liabilities	100,750

Stockholders' deficiency
Class A common shares, $0.000001 par value; 30,000,000 shares authorized (26,445,000 issued and outstanding as of June 30, 2016)	26
Class B common shares , $0.000001 par value; 64,000,000 shares authorized (3,625,000 issued and outstanding as of June 30, 2016)	4
Preferred shares, $0.000001 par value; 1,000,000 shares authorized
(Nil issued and outstanding as of June 30, 2016)	-
Accumulated deficit	(100,680)

Total stockholders' deficiency	(100,650)

Total liabilities and stockholders' deficiency	$100

Nature and continuance of operations (Note 1)

Commitments (Note 9)

The accompanying notes are an integral part of these financial statements.

Dubuc Motors Inc.
Statement of Operations
(Expressed in United States Dollars)
For the Period from incorporation on January 13, 2016 to June 30, 2016

EXPENSES	$
Advertsing and promotion		31,481
General and administration		1,242
License fees		22,537
Marketing		33,500
Professional fees		10,500
Rent		447
Website development		973
Net loss		$(100,680)
Basic and diluted loss per share		$(0.03)
Weighted average number of common shares outstanding - basic and diluted		3,954,455

The accompanying notes are an integral part of these financial statements.

Dubuc Motors Inc.
Statement of Stockholders' Deficiency
(Expressed in United States Dollars)
For the Period from incorporation on January 13, 2016 to June 30, 2016

	Class A Stock	Class B Stock	Class A Stock	Class B Stock	Accumulated Deficit
						Total

Balance, January 13, 2016	-	-	$-	-	-	$-)

Issuance of Common Shares on incorporation	100	-	100	-	-	100

Repurchase of Common Shares	(100)	-	(100)	-	-	(100)

Issuance of Class A Common Shares for license fee	26,445,000	-	26	-	-	26

Issuance of Class B Common Shares for license fee	-	3,625,000	-	4	-	4

Net loss for the period	-	-	-	-	(100,680)	(100,680)

Balance, June 30, 2016	26,445,000	3,625,000	$26	$4	$(100,680)	$(100,650)

The accompanying notes are an integral part of these financial statements.

Dubuc Motors Inc.
Statement of Cash Flows
(Expressed in United States Dollars)
For the Period from incorporation on January 13, 2016 to June 30, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(100,680)
Adjustments for non-cash items
License fees	30
Changes in non-cash working capital items
Accounts payable	3,672
Net cash used in operating activities	(96,978)

Financing activities
Issuance of common shares	100
Promissory note	96,978
Net cash provided by financing activities	97,078

Change in cash during the period	100
Cash beginning of period	-
Cash end of period	$100

Supplement disclosure of cash flow information

Non-cash transactions:
Funds payable on cancellation of common share included in promissory note	$100

The accompanying notes are an integral part of these financial statements.

Dubuc Motors Inc.
Notes to the Financial Statements
(Expressed in United States Dollars)
June 30, 2016

1. NATURE AND CONTINUANCE OF OPERATIONS

Dubuc Motors Inc. (the "Company") was formed as a Delaware corporation on January 13, 2016, under the name "Dubuc Super Light Car Corp." The Company filed a Certificate of Amendment of Certificate of Incorporation to change the name of the Company to "Dubuc Motors Inc." on January 21, 2016.

The Company was formed to design, develop, manufacture and sell high-performance fully electric vehicles on a universal platform, chassis and body designs developed by Dubuc Super Light Car Inc., a Quebec incorporated Company.

The Company' s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has an accumulated deficit of $100,680 as of June 30, 2016. The Company will be dependent upon the raising of additional capital through placement of its Class B common shares in order to implement its business plan. The Company is funding its initial operations by issuing Class B common shares. The Company cannot be certain that capital will be provided when it is required. These material uncertainties raise substantial doubt on the ability of the Company to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States of America ("U.S.").

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and cash equivalents

Cash and cash equivalents includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash of which, in the opinion of management, are subject to insignificant risk of loss in value. The Company had $100 in cash at June 30, 2016.

Dubuc Motors Inc.
Notes to the Financial Statements
(Expressed in United States Dollars)
June 30, 2016

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont' d)

Income taxes

The Company follows the asset and liability method of accounting for income taxes whereby deferred income taxes are recognized for the deferred income tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases (temporary differences). Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of deferred income tax assets recognized is limited to the amount that is more likely than not to be realized.

Licenses and patents

Costs to acquire rights to licenses are capitalized and amortized over their expected economic useful lives. Where the future benefits of the rights are unknown, these costs are expensed as incurred. Costs associated with the submission of a patent application are expensed as incurred given the uncertainty of the patents resulting in probable future economic benefits to the Company.

Impairment of long-lived assets

The Company reviews its long-lived assets and certain identifiable intangible assets held and used for possible impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In evaluating the fair value and future benefits of its tangible and intangible assets, management performs an analysis of the anticipated discounted future net cash flows of the individual assets over the remaining estimated economic useful lives. The Company recognizes an impairment loss if the carrying value of the assets exceeds the expected future cash flows. As of June 30, 2016, there were no impaired long-lived assets.

Stock based compensation

The Company grants stock options to buy common shares of the Company to directors, officers, employees and consultants. An individual is classified as an employee when the individual is an employee for legal or tax purposes, or provides services similar to those performed by an employee.

The fair value of stock options is measured on the date of grant, using the Black-Scholes option pricing model and is recognized over the vesting period. Consideration paid for the shares on the exercise of stock options is credited to share capital.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at the fair value of the share-based payment, using the Black-Scholes option pricing model.

Financial Instruments

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor' s carrying amount or exchange amount.

Dubuc Motors Inc.
Notes to the Financial Statements
(Expressed in United States Dollars)
June 30, 2016

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont' d)

Financial Instruments (cont' d)

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

The Company classifies its financial instruments as follows:

Cash is classified as held for trading and is measured at fair value using Level 1 inputs. Accounts payable and related party promissory notes are classified as other financial liabilities, and have a fair value approximating their carrying values, due to their short-term.

Net loss per share

Basic net loss per share is computed by dividing the net loss for the period attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock. Diluted net loss per share is not presented separately from basic net loss per share when the conversion of outstanding stock options and warrants into common shares would be anti-dilutive.

Recently issued accounting pronouncements

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (ASU) 2014-15, "Disclosure of Uncertainties about an Entity' s Ability to Continue as a Going Concern". Historically, there has been no guidance in GAAP about management' s responsibility to evaluate whether there is substantial doubt about an entity' s ability to continue as a going concern. This ASU clarifies when and how management should be assessing their ability to continue as a going concern. ASU 2014-15 is effective for fiscal years ending after December 15, 2016. The Company expects the adoption of ASU 2014-15 will have an impact on the frequency with which going concern assessments are conducted but does not expect the adoption to have significant changes to existing disclosure.

In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes". The amendments in ASU 2015-17 require that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. The amendments in this ASU are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier adoption is permitted. The Company does not expect the adoption of ASU 2015-17 to have a material impact on the Company' s financial reporting and disclosures.

3. EQUITY

Common Stock

The authorized share capital of the Company is 95,000,000 shares, of which: 30,000,000 shares are Class A common stock with a par value of $0.000001 per share, 64,000,000 are Class B common stock with a par value of $0.000001 per share and 1,000,000 are preferred stock with a par value of $0.000001.

Dubuc Motors Inc.
Notes to the Financial Statements
(Expressed in United States Dollars)
June 30, 2016

3. EQUITY (cont' d)

Common Stock (cont' d)

The Class A common stock are entitled to share with holders of Class B common stock on a per share basis, in dividends, and other distributions of cash, property, or shares of stock in the Company as may be declared by the Board of Directors. In the event of voluntary or involuntary liquidation, dissolution of assets or winding up of the Company, the holders of Class B common stock are entitled to share equally with the holders of Class A common stock. The holders of Class A common stock and Class B common stock have no preemptive, subscription or other rights and there are no redemption or sinking fund provisions applicable to the Company's shares. Any of the Class A common stock and Class B common stock may be redeemed by the Company for such consideration, at such time and under such terms and conditions which shall be left to the entire discretion of the Board of Directors.

The preferences, limitations, and rights of Class A and Class B common stock and the qualifications and restrictions are identical except the Class A common stock holders are entitled to two votes per stock while the Class B common stock holders are entitled to one vote per stock. The Class A common stock may be converted at the option of the holder into one share of Class B common stock. Any Class A common shares transferred to a person other than an existing holder of Class A common stock will automatically be converted into Class B common stock. There preferences, limitations and rights of the preferred stock are undefined at year end.

Share Issuances

On January 13, 2016, the Company issued 100 Class A common shares at a price of $1.00 per share for gross proceeds of $100. The Company repurchased these shares on May 13, 2016 at a price of $1.00 per share.

On May 13, 2016, the Company issued 26,445,000 Class-A common shares at a par value of $26 and 3,625,000 Class B common shares at a par value of $4 as partial consideration for Dubuc Super Light Car Inc. entering into the licensing agreement with the Company (Note 4).

Stock Options

The Company has adopted a stock option plan (the "Plan") to grant options to directors, officers, employees, and consultants. Under the Plan, the Company may grant options to acquire up to 10% of the issued and outstanding shares of the Company. The exercise price of each option is based on the fair market value price of the Company's stock on the date of grant. The Plan is administered by the Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board. As of June 30, 2016, there have been no grants made under the Plan.

4. LICENSE AGREEMENT

On May 31, 2016, the Company entered into a licensing and commercialization agreement with Dubuc Super Light Car Inc. ("Dubuc Super Light"). In exchange for 26,445,000 Class-A common shares with a total par value of $26.45, 3,625,000 Class B common shares with a total par value of $4, the assumption of $22,507 in debt, which is included in related party promissory notes at period end, and a 5% royalty on sales, the Company received the exclusive use of certain intellectual property and know-how related to the design, development, and manufacturing of fully electric vehicles on a universal platform, chassis and body design developed by Dubuc Super Light Cars Inc.

Dubuc Motors Inc.
Notes to the Financial Statements
(Expressed in United States Dollars)
June 30, 2016

4. LICENSE AGREEMENT (cont' d)

Dubuc Super Light Cars Inc. is considered a related party to the Company due to the Company's directors owning a majority of the interests in the Company.

5. RELATED-PARTY TRANSACTIONS

Equity

On May 13, 2016, the Company issued to the CEO of the Company 12,922,500 Class A common shares with a value of $13 (Note 3).

On May 13, 2016, the Company issued to the COO of the Company 12,922,500 Class A common shares with a value of $13 (Note 3).

Promissory Notes

On June 30, 2016, the Company entered into unsecured demand promissory notes for $97,078 with the CEO and COO of the Company. The balance is non-interest bearing, unsecured and has no fixed terms of repayment.

6. INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes as follows:

2016

Loss for the period	$(100,680)

Expected income tax (recovery)	$(34,000)
Change in unrecognized deductible temporary differences	34,000
Total income tax expense (recovery)	$-

The significant components of the Company' s deferred tax assets are as follows:

2016
Deferred tax assets
Non-capital losses	34,000
34,000
Valuation allowance	(34,000)
Net unrecognized deferred tax assets	$-

Dubuc Motors Inc.
Notes to the Financial Statements
(Expressed in United States Dollars)
June 30, 2016

6. INCOME TAXES (cont'd)

The Company has non-capital losses for US income tax purposes of approximately $101,000 which may be carried forward and applied against taxable income in future years. These losses, if unutilized, will expire in 2033.

7. FAIR VALUE ACCOUNTING

Fair value measurement is based on a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value which are:

Level 1 - Quoted prices that are available in active markets for identical assets or liabilities.

Level 2 - Quoted prices in active markets for similar assets that are observable.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company's cash is measured at fair value using Level 1 inputs.

8. CAPITAL MANAGEMENT

The Company' s objectives when managing capital are to ensure sufficient liquidity for operations and adequate funding for growth and capital expenditures while maintaining an efficient balance between debt and equity. The capital structure of the Company currently consists of stockholders' deficiency. The Company makes adjustments to its capital structure upon approval from its Board of Directors, in light of economic conditions and the Company' s working capital requirements. There were no changes in the Company' s approach to capital management during the period. The Company does not presently utilize any quantitative measures to monitor its capital.

9. COMMITMENTS

(a) The Company entered into an agreement with C.O. Enterprises, LLC (dba Agency 2.0) to provide marketing services to the Company. The total fees for services are expected to be $100,000, of which $30,000 were incurred as of June 30, 2016.

(b) The Company has entered into employment agreements with two of its key executives for a one-year term that provide for aggregate annual compensation of $250,000 and up to $500,000 of severance payments for termination without cause.

(c) The Company entered into a posting agreement with StartEngine Crowdfunding Inc. ("StartEngine") whereas StartEngine has agreed to act as an online intermediary technology platform. In connection with its services, StartEngine will receive the following compensation from the company:

  a cash payment of $50 per investor accepted by the company; and
  a warrant to purchase the Company's common stock exercisable at $8.00 per Share on a cash or cashless basis.

Dubuc Motors Inc.
Notes to the Financial Statements
(Expressed in United States Dollars)
June 30, 2016

9. COMMITMENTS (cont' d)

The number of shares that may be acquired under the warrant is to be determined by dividing the number of individual investors times by $50, by 30% of the issue price to the investors. On the six-month anniversary of the issuance date, and on each 6-month anniversary thereafter, the number of warrant shares issuable under the warrant is to increase by 25% until such date that the company undertakes an initial public offering or fundamental transaction.

PART III

INDEX TO EXHIBITS

2.1	Restated and Amended Certificate of Incorporation*

2.2	Bylaws*

3.1	2016 Stock Option Plan and Individual Stock Option Agreement*

3.2	StartEngine Crowdfunding, Inc. Warrant*

4	Form of Regulation A Subscription Agreement

6.1	License and Commercialization Agreement with Dubuc Super Light Car Inc.*

6.2	Posting Agreement with StartEngine Crowdfunding, Inc.*

6.3	Marketing Agreement with C.O. Enterprises, LLC*

6.4	Promissory Note*

6.5	Tomahawk Reservation Agreement*

6.6	Management Agreement with Mario Dubuc*

6.7	Management Agreement with Mihalis Kakogiannakis*

6.8	Indemnity Agreement with Mario Dubuc*

6.9	Indemnity Agreement with Mihalis Kakogiannakis*

11	Independent Auditor's Consent**

12	Opinion as to Validity of Securities**

13	Testing the Water Materials*

* Filed previously with Form 1-A on November 4, 2016.

* Filed previously with Form 1-A Amendment No. 1 on January 6, 2017.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quebec, Quebec, on February 21, 2017.

DUBUC MOTORS INC.

/s/ Mario Dubuc
By:
Mario Dubuc
Chief Executive Officer of Dubuc Motors Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mario Dubuc
By:
Mario Dubuc
Chief Executive Officer, Acting Chief Financial Officer, and Director of Dubuc Motors Inc.
Date:	February 21, 2017

//s/ Mihalis Kakogiannakis
By:
Mihalis Kakogiannakis
Chief Operating Officer, and Director of Dubuc Motors Inc.
Date:	February 21, 2017

/s/ Mario Dubuc
By:
Mario Dubuc
Chief Executive Officer, Acting Chief Financial Officer, Principal Accounting Officer, and Director of Dubuc Motors Inc.
Date:	February 21, 2017

END